UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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¨	Soliciting Material Pursuant to § 240.14a-12

 POTLATCH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POTLATCH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
MAY 4, 2015

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT

April 1, 2015
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The Annual Meeting of Stockholders of Potlatch Corporation will be held at the Potlatch Corporation Corporate Offices, 601 West First Ave., Suite 1600, Spokane Washington 99201, on Monday, May 4, 2015, at 9:00 a.m. local time.
We are holding this meeting to:

•	elect three directors to the Potlatch Corporation Board of Directors;

•	ratify the appointment of KPMG LLP as our independent auditors for 2015;

•	approve, by an advisory vote, executive compensation; and

•	transact any other business that properly comes before the meeting.
Your Board of Directors has selected March 13, 2015 as the record date for determining stockholders entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement.
Potlatch’s proxy statement, Notice of Meeting, proxy card, and 2014 Annual Report, are being distributed to stockholders on or about April 1, 2015. Your vote is important, so please vote your shares promptly. To vote your shares, please refer to the instructions on the enclosed proxy card or voting instruction form, or review the section titled “Annual Meeting Information - Voting” of the accompanying proxy statement.
By Order of the Board of Directors,

Lorrie D. Scott
Vice President, General Counsel & Corporate Secretary

Potlatch Corporation
601 West First Avenue, Suite 1600
Spokane, WA 99201-0603	WWW.POTLATCHCORP.COM

i

ANNUAL MEETING INFORMATION

This proxy statement and the enclosed proxy card are being furnished to stockholders of Potlatch Corporation in connection with the solicitation of proxies by our Board of Directors for use at the 2015 Annual Meeting of Stockholders, which is described below. We expect to mail this proxy statement, the Notice of Meeting, and the form of proxy enclosed, on or about April 1, 2015.

Date, time and place of the meeting

The 2015 Annual Meeting of Stockholders will be held on Monday, May 4, 2015, at 9:00 a.m., local time, at the Potlatch Corporation Corporate Offices, 601 West First Ave., Suite 1600, Spokane Washington 99201.

Purpose of the meeting

The purpose of the meeting is to vote upon three proposals. These proposals and the vote required for approval of each proposal are as follows:

Election of Directors. The first proposal requests the election of three directors to our Board. Because this is an uncontested election, the affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to elect each of the nominees for director.

Independent Auditor. The second proposal requests the ratification of the appointment of KPMG LLP as our independent auditors for 2015. The affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of our independent auditors.

Executive Compensation. The third proposal requests a non-binding, advisory vote to approve executive compensation. The affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to approve, by an advisory vote, executive compensation.

The inspector of election will tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will have the same effect as negative votes. Broker non-votes (described below under the heading "Shares" held in "street" or "nominee" name) will not be counted in determining the number of votes necessary for approval.

Recommendation of the Board of Directors

Our Board unanimously recommends that you vote

FOR each director nominee
FOR the ratification of the appointment of KPMG LLP as our independent auditors for 2015
FOR advisory approval of our executive compensation

Who may vote

Stockholders who owned common stock at the close of business on March 13, 2015, the record date for the Annual Meeting, may vote at the meeting. For each share of common stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented.

Quorum

On March 13, 2015, the record date, we had 40,675,920 shares of common stock outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the total number of shares outstanding on the record date are present either in person or by proxy. Abstentions and broker non-votes will both be treated as present for purposes of determining the existence of a quorum.

Proxy solicitation

Certain of our directors, officers and employees and our proxy solicitor, D.F. King & Co., also may solicit proxies on our behalf by mail, phone, fax, email or in person. We will bear the cost of the solicitation of proxies, including D.F. King’s fee of $10,500 plus out-of-pocket expenses, and we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Potlatch stock. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.

Tabulation of votes—Inspector of Election

Our transfer agent, Computershare Shareowner Services LLC, will act as the inspector of election at the Annual Meeting and we will reimburse reasonable charges and expenses related to the tabulation of votes.

Voting

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly with Potlatch (in your name):

•	Via Internet. Go to www.envisionreports.com/PCH and follow the instructions. You will need to enter the Control Number printed on the enclosed proxy card.

•	By Telephone. Call toll-free 1-800-652-8683 (VOTE) and follow the instructions. You will need to enter the Control Number printed on the enclosed proxy card.

•
In Writing. Complete, sign, date and return the enclosed proxy card in the envelope provided, or provide it or a ballot distributed at the Annual Meeting directly to the inspector of election at the Annual Meeting when instructed.

Shares held in a Potlatch 401(k) Savings Plan (through Mercer Trust Company):

•
Via Internet. If you are a participant in the Potlatch Hourly 401(k) Plan or the Potlatch Salaried 401(k) Plan, go to www.envisionreports.com/PCH and follow the instructions. You will need to enter the Control Number printed on the enclosed proxy card form.

•	By Telephone. Call toll free 1-800-652-8683 (VOTE) and follow the instructions. You will need to enter the Control Number printed on the enclosed proxy card form.

•
In Writing. Complete, sign, date and return the enclosed proxy card in the envelope provided. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Shares held in “street” or “nominee” name (through a bank, broker or other nominee):

•
You may receive a separate voting instruction form with this proxy statement from your bank, broker or nominee, or you may need to contact your bank, broker or nominee to determine whether you will be able to vote electronically using the Internet or telephone. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

•
If you are the beneficial owner of shares held in “street name” by a broker, then the broker must vote those shares in accordance with your instructions. If you do not give specific voting instructions to the broker, under Nasdaq rules your broker cannot vote your shares on “non-discretionary” items. On “non-discretionary” items for which you do not give voting instructions, the votes will be considered “broker non-votes.”

•
The election of directors is a “non-discretionary” item. This means that the election of directors may not be voted upon by your broker if you do not give voting instructions for the shares held on your behalf.

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The advisory vote to approve executive compensation is also a “non-discretionary” item and may not be voted upon by your broker if you do not give voting instructions for the shares held on your behalf.

•
The ratification of the appointment of KPMG LLP as our independent auditors for 2015 is a “discretionary” item. This means that this proposal may be voted upon by your broker if you do not give voting instructions for the shares held on your behalf.

If you return your proxy card by mail or vote via the Internet or by telephone but do not select a voting preference, the individuals named as proxies on the enclosed proxy card or voting instruction form will vote your shares FOR the election of the three nominees for director identified in this proxy statement, FOR the ratification of the appointment of KPMG LLP as our independent auditors for 2015 and FOR advisory approval of our executive compensation. If you have any questions or need assistance in voting your shares, please contact D.F. King & Co., toll-free at 1-800-697-6975.

Revoking your proxy

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Corporate Secretary written notice of your revocation or by submitting a later-dated proxy, and you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the meeting, by itself, will not revoke a proxy. If shares are registered in your name, you may revoke your proxy by telephone by calling 1-800-652-8683 (VOTE) and following the instructions or via the Internet by going to www.envisionreports.com/PCH and following the instructions.

If your shares are held in a Potlatch 401(k) Savings Plan (through Mercer Trust Company), you may revoke your proxy by telephone by calling 1-800-652-8683 (VOTE) and following the instructions or via the Internet by going to www.envisionreports.com/PCH and following the instructions. If you are a stockholder whose shares are held in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.

Annual Meeting attendance

We cordially invite and encourage all of our stockholders to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by us. If you own shares in “street” or “nominee” name, you must bring proof of ownership (for example, a current broker’s statement) in order to be admitted to the meeting.

Other matters presented at the Annual Meeting

We do not expect any matters, other than those included in this proxy statement, to be presented at the 2015 Annual Meeting. If other matters are presented, the individuals named as proxies on the enclosed proxy card will have discretionary authority to vote your shares on such matters.

Directions to the Annual Meeting

If you need directions to the Annual Meeting, please contact D.F. King & Co., toll-free at 1-800-697-6975.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2015. This proxy statement and the 2014 Annual Report are available at www.envisionreports.com/PCH.

PROPOSAL 1 – ELECTION OF DIRECTORS
We recommend a vote FOR each nominee.
Our Board of Directors is divided into three classes serving staggered three-year terms. Each of the nominees listed below has been nominated unanimously by our Board of Directors at the recommendation of our Nominating and Corporate Governance Committee in accordance with the Committee’s Director Nomination Policy and our Corporate Governance Guidelines.
The individuals named as proxies on the enclosed proxy card will vote FOR the election of all nominees unless you direct them to vote against any nominee or abstain from voting for any nominee. Mr. Cremers, Mr. Driscoll and Mr. Dickey are now members of the Board. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.
Nominees for Election at This Meeting for a Term Expiring in 2018
Eric J. Cremers
Age 51, a director since March 2013

William L. Driscoll
Age 52, a director since January 2004

Boh A. Dickey
Age 70, a director since July 2000
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to elect each of the nominees for director listed in Proposal 1.

BOARD OF DIRECTORS
Our Board of Directors is divided into three classes serving staggered three-year terms. The Board of Directors is authorized to fix the number of directors within the range of 7 to 15 members, and has fixed the number at 8. At the Annual Meeting, you and the other stockholders will elect three individuals to serve as directors until the 2018 Annual Meeting. See “Proposal No. 1—Election of Directors.” Our Bylaws require our directors to be elected by a majority vote of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.
Below are the names and ages of our eight directors as of the date of this proxy statement, the year each of them became a director, their principal occupation or employment for at least the past five years, and certain of their other directorships. In addition, set forth below for each director is a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director for the company. If you do not select a voting preference, the persons named as proxies in the accompanying proxy will vote for the election of the nominees listed below. We have no reason to believe that any of these nominees will be unable to serve as a director. If any of the nominees becomes unable to serve, however, the persons named as proxies will have discretionary authority to vote for a substitute nominee.
Nominees for Election at this Meeting for a Term Expiring in 2018 (Class I)
William L. Driscoll (age 52) has been a director since January 2004. He is currently a partner with Pointe Group Management Company, a private commercial real estate and management company that he joined in 2007. In March 2008, Mr. Driscoll was recalled to active duty in the United States Marine Corps Reserve as a Civil Affairs officer and deployed to Afghanistan through November 2008. Mr. Driscoll also spent approximately nine months in 2006 serving in Iraq with the United States Marine Corps.
Mr. Driscoll has extensive experience with evaluating, establishing and managing major commercial relationships such as joint ventures, with particular skills in real estate and commercial property management. In addition, Mr. Driscoll has strong strategic planning and financial analysis skills, including global purchase and supply chain management skills. He also has experience operating in the domestic and international forestry and wood products industries.
Eric J. Cremers (age 51) has been a director since March 2013 and our President and Chief Operating Officer since August 2013. Mr. Cremers served as President, Chief Operating Officer and Chief Financial Officer from March 2013 through August 2013, and Executive Vice President and Chief Financial Officer from February 2012 to March 2013. Mr. Cremers joined the company in 2007 as Vice President and Chief Financial Officer. Prior to joining the company, Mr. Cremers was Senior Vice President, Corporate Strategy and Business Development for Albertsons, Inc., a retail grocery chain from 2002 to 2006.
Mr. Cremers has strong strategic planning and financial analysis skills, including evaluating investment opportunities and mergers and acquisitions. He also has experience operating in the domestic forestry and wood products industries. As our President and Chief Operating Officer, and former Chief Financial Officer, Mr. Cremers has a deep understanding of all aspects of our business and operations. In addition, Mr. Cremers has experience managing a REIT, with an operational understanding of the requirements associated with maintaining REIT status.
Boh A. Dickey (age 70) has served as a director since July 2000. Until his retirement in 2001, Mr. Dickey was the President, Chief Operating Officer and a director of SAFECO Corporation, an insurance and financial services company. He also serves as Chairman of the Board and a director of Clearwater Paper Corporation (NYSE: CLW).
Having previously served as the Controller and Chief Financial Officer of SAFECO Corporation, as well as an audit partner at a public accounting firm, Mr. Dickey has substantial financial reporting expertise as well as an understanding of internal controls. Mr. Dickey also has significant oversight and executive-level management experience, having been responsible for multiple divisions and subsidiaries at SAFECO Corporation as well as serving on the boards of directors of four public companies in the past 15 years.
Mr. Dickey has been nominated to serve as director until his mandatory retirement on December 31, 2016 pursuant to Article IV, Section 2 of the Company's Bylaws after he reaches the mandatory retirement age of 72. We expect to recruit and appoint a new director to fill Mr. Dickey's unexpired term.
Directors Continuing in Office until 2017 (Class III)
John S. Moody (age 66) has been a director since September 2006. Since 2010, Mr. Moody has served as President of Parkside Capital, LLC in Houston, which is the general partner and manager of Parkside Capital Land Fund, LTD, a Texas real estate private equity firm. From 2007 through 2009, he served as President of Proterra Management LLC in Houston, which is the general partner and manager of Proterra Realty Fund, LTD, a Texas real estate private equity firm. From 2004 through 2005, he served as President and Chief Executive Officer of HRO Asset Management, LLC, a real estate advisory business. From 2001 to 2004, Mr. Moody was President of Marsh & McLennan Real Estate Advisors, Inc., a business that directed real estate projects and transactions for Marsh & McLennan. He has also served as a director of Huron Consulting Group (NASDAQ: HURN), a publicly held integrated strategic services provider since 2005, and Hines Global REIT, Inc., a commercial real estate REIT since 2009. From 2000 to 2005, Mr. Moody served on the board of directors of Equity Office Properties Trust, and from 2004 to 2006, he served on the board of directors of CRIIMI MAE, Inc., both of which were publicly traded REITs.
Mr. Moody has substantial real estate and real estate services experience, including evaluating investment opportunities, advising on real estate acquisitions and dispositions, and managing and overseeing real estate development and properties. Mr. Moody also has extensive experience with publicly traded REITs, having previously served in executive and board roles at REITs.
Lawrence S. Peiros (age 59) has been a director since February 2003. Mr. Peiros served as Executive Vice President and Chief Operating Officer of The Clorox Company (NYSE: CLX), a household consumer products company, from 2011 until his retirement on April 1, 2013. Previously, he served as Executive Vice President and Chief Operating Officer for North America from 2007 to 2011, and as Group Vice President of The Clorox Company, a position he held from February 1999 to 2007. Mr. Peiros serves as a director of Ross Stores, Inc. (NASDAQ: ROST), a clothing retailer. Mr. Peiros served as a director of Annie's, Inc., a natural food company formerly traded on NYSE, from 2013 until it was acquired by General Mills, Inc. in October 2014.
Mr. Peiros has significant leadership, operational and risk oversight skills, as well as extensive sales, marketing, product supply and research and development experience. Having served as a senior executive at a major consumer products company, Mr. Peiros also has experience overseeing global operating divisions. Mr. Peiros' service on the boards of two other public companies has provided him with additional corporate governance, leadership and oversight experience.
Directors Continuing in Office until 2016 (Class II)
Michael J. Covey (age 57) has been a director since February 2006. Our Chief Executive Officer since February 2006 and President and Chief Executive Officer from 2006 to 2013, Mr. Covey has been Chairman since January 1, 2007. Prior to joining Potlatch in February 2006, he was employed for 23 years by Plum Creek Timber Company, Inc. (NYSE:PCL), a publicly traded real estate investment trust (REIT), where he served as Executive Vice President from August 2001 until shortly before joining Potlatch in February 2006.
As our Chief Executive Officer, Mr. Covey has a deep understanding of all aspects of our business and operations. Mr. Covey has a strong background in timberlands, real estate and forest products, with extensive executive-level experience in financial and operational management of timberlands and wood products and other manufacturing facilities. In addition, Mr. Covey has experience managing a REIT, with an operational understanding of the requirements associated with maintaining REIT status. We believe Mr. Covey’s deep knowledge of our industry and his deep understanding of our business and operations enables him to facilitate the Board’s oversight role.
Charles P. Grenier (age 65) has been a director since May 2013. Mr. Grenier retired from Plum Creek Timber Company, Inc. (NYSE: PCL), a publicly traded real estate investment trust (REIT), in 2000. Mr. Grenier served as Executive Vice President of Plum Creek from 1994 to 2000, as a director from 1995 to 2000, as Vice President, Rocky Mountain Region from 1989 to 1994, and Vice President of Manufacturing from 1986 to 1989. He served as a director of the IX Ranch Company, a large, privately held cattle ranch in Big Sandy, Montana from 2002 to 2011, as a director of Winter Sports, Inc., dba The Big Mountain Resort, formerly a publicly traded company, from 1998 to 2005, and from 2003 to 2009 as a director and member of the audit committee of Semitool, Inc., a manufacturer of tools for the production of electronic chips formerly traded on Nasdaq.
Having served for five years as a member of the board of directors, six years as Executive Vice President and eight years as Vice President, of a large, publicly traded timber REIT, Mr. Grenier has a strong background in timberlands, real estate and forest products, with extensive executive-level experience in publicly traded REITs, financial and operational management of timberlands and wood products and other manufacturing facilities. We believe Mr. Grenier's deep knowledge of our industry and his deep understanding of our business and operations contributes greatly to our Board's oversight of the company. Mr. Grenier's service on the boards of two other public companies has provided him with additional corporate governance, leadership and oversight experience.
Gregory L. Quesnel (age 66) has been a director since September 2000. Mr. Quesnel retired from CNF, Inc. (NYSE: CNW), a supply chain logistics management company, in 2004. Mr. Quesnel served as President, Chief Executive Officer and a director of CNF, Inc. from 1998 to 2004, and as Executive Vice President and Chief Financial Officer from 1994 to

1998, and Senior Vice President and Chief Financial Officer from 1991 to 1994. He has served as a director of Synnex Corporation (NYSE: SNX), a business process services company, since 2006 and as a director for Ross Stores, Inc. (NASDAQ: ROST), a clothing retailer, since 2010.
Having served for six years as Chief Executive Officer and a member of the board of directors, and seven years as Chief Financial Officer, of a global supply chain management company, Mr. Quesnel has extensive operational and oversight experience with regard to corporate strategic planning, mergers and acquisitions, risk management, finance, accounting, administration, technology, investor relations and procurement. Mr. Quesnel’s service on the boards of two other public companies provides him additional corporate governance, leadership and oversight experience.

CORPORATE GOVERNANCE

Potlatch Corporation is committed to sound principles of corporate governance and high ethical standards. Our Board reevaluates our policies on an ongoing basis to ensure they address our company’s needs. Information is provided below regarding certain key corporate governance and ethics policies and practices which we believe enable us to manage our business in accordance with sound principles of corporate governance and high ethical standards and in the best interests of our stockholders. Copies of our corporate governance documents and policies are available for downloading or printing by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance,” and then selecting the appropriate link. You may also obtain a printed copy of any of the materials referred to below by contacting us at the following address:
Potlatch Corporation
Attention: Corporate Secretary
601 West First Ave., Suite 1600
Spokane, Washington 99201
Telephone: (509) 835-1500

Corporate Governance Guidelines; Corporate Conduct and Ethics Code

Our Board of Directors and management operate within our comprehensive plan of corporate governance that defines our Board’s and executives’ responsibilities, sets high standards for their professional and personal conduct, and provides for monitoring of their compliance with those responsibilities and other legal standards. Our Board has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our company. In addition, all committees of the Board operate under charters that describe the responsibilities and practices of each committee.

We have adopted a Corporate Conduct and Ethics Code, or Ethics Code, which provides ethical standards and policies that apply to all of our directors, officers and employees. Our Ethics Code requires that our directors, officers and employees avoid conflicts of interest, comply with laws and other legal requirements, conduct business honestly and ethically, provide full and accurate reporting to us, and otherwise act with integrity and in our best interests. We have also established procedures so that complaints regarding our accounting and auditing matters, conflicts of interests, securities violations and other matters can be submitted confidentially and anonymously. See “Communications with Directors” below.

Copies of the Ethics Code and the Governance Guidelines are available for downloading or printing by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance,” and then selecting the appropriate link.

Majority Voting in Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, each nominee is elected by the vote of a majority of the voting power of the capital stock issued and outstanding, present in person or by proxy and entitled to vote for the election of directors. As provided in our Bylaws, an “uncontested election” is one in which the number of nominees equals the number of directors to be elected in such election. The Board may nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the Board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the Board of such resignation. If an incumbent director fails to receive the required vote for re-election in an uncontested election, the Nominating and Corporate Governance Committee determines whether such director’s resignation should be accepted and makes a recommendation to the Board, which makes the final determination whether to accept the resignation. The Board must publicly disclose its decision within 90 days from the date of certification of the election results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board.

Nominees for Director

Our Nominating and Corporate Governance Committee, or Nominating Committee, is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board for nomination or election. The Board nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur. Our Board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our Governance Guidelines contain membership criteria that call for candidates to be selected for their ability to act on behalf of all stockholders and their character, judgment, business acumen and diversity of experience, backgrounds, perspective and skills. With respect to a candidate’s diversity of backgrounds, perspective and skills, the Board is particularly interested in maintaining a mix of directors that includes the following backgrounds:

•	active or retired chief executive officers and senior executives;

•	members of boards of directors of other public companies;

•	individuals with forest products industry experience;

•	individuals with real estate investment and development experience;

•	individuals with substantial compliance, financial reporting, audit, tax or compensation and benefits experience; and

•	individuals with capital markets experience.

In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our Nominating Committee also seeks to ensure that a majority of our Board members are independent under Nasdaq rules, as required by our Governance Guidelines, and that at least one Board member meets the criteria for an “audit committee financial expert” under Securities and Exchange Commission, or SEC, rules.
The Nominating Committee periodically reviews the qualification standards for directors as outlined in the company’s Governance Guidelines and recommends to the Board any changes deemed appropriate by the Committee. In addition, the Board reviews the effectiveness of its membership criteria and board composition annually through its Board performance evaluation.

Prior to each annual meeting of stockholders, our Nominating Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the Board for any particular talents and experience. If a director no longer wants to continue in service, the Nominating Committee decides not to re-nominate the director, or if a vacancy is created on the Board because of a resignation or an increase in the size of the Board or other event, then the Nominating Committee considers various candidates for Board membership, including those suggested by the Nominating Committee members, by other Board members, by any director search firm engaged by the Nominating Committee and by our stockholders.

The Director Nomination Policy adopted by the Nominating Committee and our Bylaws set forth the process for nomination of directors by stockholders. A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee should notify our Corporate Secretary in writing at our principal office. Such notice must be delivered to our offices by the deadline set forth in our Bylaws. Each notice must include the information about the stockholder and the prospective nominee, which must be updated as necessary, as would be required if the stockholder were nominating a person to the Board under our Bylaws, including the following information:

•	the name and address of the stockholder;

•
the shares of Potlatch common stock owned by the stockholder or the prospective nominee, and a description of any derivative or short positions or similar hedging transactions with respect to Potlatch’s common stock held by the stockholder or the prospective nominee;

•	a description of any arrangements to which the stockholder is a party with respect to the nomination of the prospective nominee;

•	the name, age, business address and residence address of the prospective nominee;

•	the principal occupation of the prospective nominee;

•
a statement whether the prospective nominee, if elected, intends to tender an irrevocable resignation effective upon (i) his or her failure to receive the required vote for re-election and (ii) acceptance of such resignation by the Board;

•	a description of all compensation and other relationships during the past three years between the stockholder and the prospective nominee;

•	any other information relating to the prospective nominee or stockholder required to be disclosed pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended, or Exchange Act; and

•	the prospective nominee’s written consent to serve as a director if elected.

The company may require any prospective nominee recommended by a stockholder to furnish such other information as may reasonably be required by the company to determine the eligibility of such person to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such person.
The foregoing is only a summary of the detailed requirements set forth in our Bylaws regarding director nominations by stockholders. Copies of our Director Nomination Policy and Bylaws are available for downloading or printing by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” and then “Corporate Governance.”

Director Independence

The role of our Board is to oversee and provide policy guidance on our business and affairs. The Board believes that it will best serve our stockholders if the majority of its members are independent. As of March 13, 2015, all but two of our Board members are outside (non-employee) directors. Our remaining members are Michael J. Covey, who serves as our Chairman and Chief Executive Officer, and Eric J. Cremers, who serves as our President and Chief Operating Officer.

With the exception of Mr. Covey and Mr. Cremers, the Board has determined that all of our directors are independent within the meaning of applicable Nasdaq corporate governance listing rules and our Director Independence Policy, a copy of which can be found on our public web site by going to www.potlatchcorp.com, and selecting “Investor Resources,” and then “Corporate Governance.” Each of the following committees is composed entirely of independent directors: the Audit Committee, the Nominating and Corporate Governance Committee and the Executive Compensation and Personnel Policies Committee.

Board Leadership Structure

Mr. Covey is our Chief Executive Officer, and also serves as Chairman of our Board. John S. Moody is the Lead Director and Vice Chair of our Board and acts as lead independent director of the independent Board members. The Board has structured the role of our lead independent director to strike an appropriate balance to the combined chairman and chief executive officer role and to fulfill the important requirements of independent leadership on the Board. The lead independent director’s principal responsibility is to contribute to the independence of the Board in the discharge of its responsibilities including risk oversight. As lead independent director, Mr. Moody:

•	presides at all meetings of the Board at which the Chairman is not present;

•	presides at executive sessions of the independent directors;

•	may call special meetings of the Board;

•	consults with the Chairman in the development of meeting agendas;

•	acts as a facilitator in effectively communicating director concerns, agenda items and issues to management;

•	coordinates communications between the independent directors and stockholders and other interested parties;

•	works with the Chairman of the Board and the Committee Chairs in developing and monitoring the Board’s overall approach to governance issues; and

•	coordinates the annual performance evaluation of the Board.

Our Board has determined that the leadership structure of the Board, in particular having Mr. Covey serve as the Chairman and Mr. Moody serve as the lead independent director, is appropriate and in the best interests of the company because it allows the Board’s meeting agendas to be established, in consultation with a lead independent director, by an individual with a deep understanding of our business and operations. Given the size of the Board and the scope of our business, Mr. Covey’s insight into our business relative to his role as Chairman enables him to facilitate the Board’s oversight role, while Mr. Moody’s participation in the agenda setting process, together with his presiding over executive sessions, contributes to the independence of the Board in the discharge of its responsibilities.

At each of its in-person meetings and, as necessary, telephonic meetings, the Board meets in executive session without members of management present. The lead independent director presides over these executive sessions. Each committee of the Board, except for the Finance Committee, also schedules an executive session without members of management present for every in-person meeting and, as necessary, at telephonic meetings.

Risk Oversight

Our company has an enterprise risk management program overseen by senior management. The Board oversees the company’s business, the risks associated with its business and the steps that senior management is taking to manage and mitigate those risks. This oversight is supported by the Board’s leadership structure which provides for oversight of strategic risks by the full Board under the leadership of the Chairman and the lead independent director, and oversight and evaluation of discrete risks in committees.

Each year, the Board of Directors receives a report on risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Board may also receive updates between meetings from the Chief Executive Officer relating to risk oversight matters. The Audit Committee, composed entirely of independent directors, also reports periodically to the Board on risk management matters related to financial reporting and legal and regulatory compliance. In accordance with

Nasdaq requirements and pursuant to its charter, the Audit Committee provides oversight on matters relating to accounting, financial reporting, internal controls, auditing, and legal and regulatory compliance activities, including monitoring our compliance with the tax and other rules pertaining to REITs, and other matters as the Board deems appropriate. In carrying out its responsibilities, the Audit Committee oversees the appointment or replacement and compensation of personnel involved in the internal audit function to provide ongoing assessments of the company’s risk management processes and system of internal controls. The Internal Audit Director reports to the Audit Committee. The Audit Committee reviews with the Internal Audit Director the scope and plan of the work to be done by the internal audit function and the results of such work.
The Audit Committee also:

•	establishes procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters;

•	establishes procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•
discusses with the company’s General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the company's financial statements or the company’s business or compliance policies, including material notices to or inquiries received from governmental agencies;

•
discusses the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including discussing the guidelines and policies to govern the process by which management assesses and manages the company’s exposure to financial risk; and

•
reviews with the Board any issues that arise with respect to the quality or integrity of the company’s financial statements, the company’s compliance with legal or regulatory requirements, the performance and independence of the company’s independent auditors, or the performance of the internal audit function.

The Audit Committee meets at least quarterly with the Internal Audit Director and other members of management.

The Executive Compensation and Personnel Policies Committee periodically reviews risks associated with our executive compensation program. See “Compensation Discussion and Analysis – Risk Assessment.” Based upon a comprehensive review of the company’s executive compensation program by the Executive Compensation and Personnel Policies Committee's independent compensation consultant, see "Compensation Discussion and Analysis – Compensation Consultants,” and the assessment of the company’s other compensation programs for all employees by management, which is shared with the Committee, management does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our company.

Transactions with Related Persons

Securities laws require us to disclose certain business transactions that are considered related person transactions. In order to comply with these requirements, our Audit Committee has adopted a Related Person Transactions Policy that applies to any director or executive officer of the company, any beneficial owner of more than 5% of our voting stock, any immediate family member of any of the foregoing persons, and any entity that employs any of the foregoing persons, or in which any of the foregoing persons is a general partner, principal or 10% or greater beneficial owner. Transactions covered by this policy are those in which (a) we or any of our subsidiaries participate, (b) the amount involved exceeds $120,000, and (c) any related person had, has or will have a direct or indirect material interest, as defined in the policy.

Any proposed related person transaction is reviewed by our Audit Committee at its next regularly scheduled meeting, unless our Corporate Secretary determines that it is not practicable or desirable to wait until the next scheduled meeting for review of a particular transaction, in which case the Chair of the Audit Committee has the authority to review and consider the proposed transaction. Only those transactions determined to be fair and in our best interests are approved, after taking into account all factors deemed relevant by the Audit Committee, or its Chair, as the case may be. If the Chair approves any related person transaction, then that approval is reported to the Audit Committee at its next regularly scheduled meeting. The entire Related Persons Transaction Policy can be viewed by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance.”

There were no transactions with related persons in 2014 that required disclosure in this proxy statement or that required approval by the Audit Committee pursuant to the policy described above.

Board Meetings

During 2014, our Board met six times. All directors had 100% attendance records, attending all meetings of the Board and Committees on which such director served that were held while the director was a member of the Board. The Board does not have a policy requiring director attendance at annual meetings of the stockholders. Two of our directors attended the 2014 Annual Meeting of Stockholders.

Committees of the Board

Our Board currently has four standing committees, as described below. The current charters of each of these committees are available on our public web site at www.potlatchcorp.com, by selecting “Investor Resources,” and then “Corporate Governance.”

The following table shows the membership of each Committee as of March 13, 2015:

Name	Audit Committee	Executive Compensation and Personnel Policies Committee	Finance Committee	Nominating and Corporate Governance Committee
Michael J. Covey			X
Eric J. Cremers			X
Boh A. Dickey	X (Chair)		X
William L. Driscoll			X	X (Chair)
Charles S. Grenier	X	X	X
John S. Moody		X	X	X
Lawrence S. Peiros		X (Chair)		X
Gregory L. Quesnel	X	X	X (Chair)	X

Audit Committee

Our Audit Committee is responsible for assisting the Board in its oversight of our accounting, financial reporting, internal controls, auditing, legal and regulatory compliance activities, including monitoring our compliance with the tax and other rules pertaining to REITs, and other matters as the Board deems appropriate. In accordance with Nasdaq requirements and pursuant to its charter, the Audit Committee also provides risk oversight as described above under the heading “Risk Oversight.” The Audit Committee has sole authority to retain, compensate and terminate our independent registered public accounting firm and our Internal Audit Director. In addition, the Audit Committee oversees and administers our Related Person Transactions Policy described above under the heading “Transactions with Related Persons.” The Committee has appointed KPMG LLP as our independent registered public accounting firm and pre-approves its audit fees and non-audit services and fees in accordance with criteria adopted by the Committee.

Our Board has determined that all members of our Audit Committee are independent within the meaning of applicable Nasdaq listing rules and our Director Independence Policy, and that all members are “financially literate.” The Board also has determined that Committee Chair Boh A. Dickey is an “audit committee financial expert” as defined by Securities and Exchange Commission (SEC) rules.

Our Audit Committee met eight times in 2014. See “Audit Committee Report” in this proxy statement for a description of the Committee’s activities during 2014.

Executive Compensation and Personnel Policies Committee

Our Executive Compensation and Personnel Policies Committee, or Compensation Committee, oversees our executive compensation and benefits programs and general personnel policies and practices for our executives. See "Compensation Discussion and Analysis" for a discussion of the Committee's role in setting executive compensation and the role of compensation consultants. The Compensation Committee also helps determine our management succession planning, and annually reviews the performance of our Chief Executive Officer. In addition, the Compensation Committee reviews the “Compensation Discussion and Analysis” contained in this proxy statement and recommends its inclusion in the proxy statement to the full Board for approval. Our Board has determined that all members of our Compensation Committee are independent within the meaning of applicable Nasdaq listing rules and our Director Independence Policy. Our Executive Compensation and Personnel Policies Committee met four times in 2014.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Nominating Committee, is responsible for identifying, evaluating, recruiting and recommending to the Board nominees for election as directors, and for developing and recommending to the Board, a set of corporate governance principles and related policies. It also oversees our compensation and benefits paid to our directors. The Board has determined that all members of our Nominating Committee are independent within the meaning of applicable Nasdaq listing rules and our Director Independence Policy. Our Nominating Committee met four times in 2014.

Finance Committee

Our Finance Committee reviews and makes recommendations to the Board with respect to financings and other financial matters, reviews and approves the company's use of uncleared interest rate swaps, and acts based on the Board’s delegation of authority with respect to specific financing transactions. The Committee consists of seven directors—five independent directors and our Chairman, Michael J. Covey, who is the Chief Executive Officer of the company and Eric J. Cremers, President and Chief Operating Officer of the company. Our Finance Committee met one time in 2014.

Compensation Committee Interlocks and Insider Participation

Jerome C. Knoll,* Lawrence S. Peiros, Gregory L. Quesnel, John S. Moody and Charles P. Grenier served as members of our Compensation Committee during 2014. None of the members of the Compensation Committee is or has ever been an officer or employee of the company or its subsidiaries. During 2014, none of the members of the Compensation Committee was an executive officer of a business entity for which an executive officer of the company served as a member of the compensation committee or as a director.

*	Mr. Knoll served on our Compensation Committee until his retirement from the Board at our annual meeting of stockholders on May 5, 2014.

Communications with Directors

Stockholders may contact our non-management directors by email or by regular mail, as follows:

Email:	non-managementdirectors@potlatchcorp.com

Mail:	Lead Director or Non-Management Directors
c/o Corporate Secretary
Potlatch Corporation
601 West First Ave., Suite 1600
Spokane, WA 99201

All communications received will be processed by the Corporate Secretary. We forward all communications to the intended non-management director or directors. The lead independent director of the Board of Directors is responsible for facilitating an appropriate response. These procedures can also be viewed by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance,” and then “Board of Directors.”

Our Audit Committee has established procedures to address complaints and concerns about our accounting, internal controls and auditing matters for two different groups: (1) employees, who receive confidential and anonymous treatment; and (2) third parties (such as competitors, vendors and consumers), who are not entitled to confidential and anonymous treatment. All complaints and concerns are directed through an independent, third-party hotline provider and are routed directly to the Chair of the Audit Committee. The procedures and hotline numbers are available by going to our public web site at www.potlatchcorp.com, and selecting “About Us,” and then “Hotlines.”

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our Nominating Committee reviews and makes recommendations to our Board regarding non-employee director compensation. Our philosophy regarding directors' compensation is to provide our directors a fair compensation package that is tied to the services they perform and is comparable to director compensation programs of companies of our size. Our key objectives are to recruit and retain the best directors that we can and to align our directors' interests with those of our stockholders.

The following table sets forth certain information with respect to 2014 compensation for each of the company's non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation($)(4)	Total ($)
Boh A. Dickey	70,250	65,000	—	171	135,421
William L. Driscoll	53,750(6)	65,000	—	171	118,921
Charles P. Grenier	62,000	65,000	—	171	127,171
Jerome C. Knoll (5)	26,500	65,000	—	57	91,557
John S. Moody	75,500	65,000	—	171	140,671
Lawrence S. Peiros	61,750(6)	65,000	—	171	126,921
Gregory L. Quesnel	72,500	65,000	—	171	137,671

(1) Represents annual retainer fee, as well as any amounts earned for service as Lead Director or Committee Chair and meeting attendance fees.

(2) This column shows the aggregate grant date fair value, computed in accordance with FASB Topic 718, of stock units granted in 2014. In accordance with FASB Topic 718, the grant date fair value reported for all stock units was computed by multiplying the number of stock units by the closing price of our stock on the grant date. As of December 31, 2014, each non-employee director had accumulated 23,642 stock units in his account with the exception of Mr. Driscoll, who had 25,131 stock units, Mr. Grenier, who had 3,253 stock units and Mr. Moody, who had 20,648 stock units. The aggregate number for each director includes stock units that have been credited to the director over the years for service as a director and stock units credited as a result of reinvestment of dividend equivalents.

(3) The award of stock options as an element of non-employee director compensation was discontinued after December 31, 2004. As of December 31, 2014, none of our directors held vested, unexercised stock options.

(4) Consists of premiums paid for accidental death and dismemberment insurance.

(5) Mr. Knoll retired from our Board of Directors at our annual meeting of stockholders on May 5, 2014.

(6) The amounts shown include fees deferred in 2014 pursuant to our Deferred Compensation Plan for Directors II, or Directors Plan. Mr. Peiros elected to receive interest on his deferred fees. Mr. Driscoll elected to defer his fees into stock units and we credited 1,352 stock units to Mr. Driscoll's account for fees deferred in 2014. Such amounts were determined separately for each fee payment, which include meeting fees and quarterly pro-rata payments of the director's annual retainer fee and supplemental retainer fees, by dividing the fee amount due by the appropriate per share closing stock price pursuant to the plan.

During 2014, two of our directors, Michael J. Covey and Eric J. Cremers were also employees of the company. As a result, Mr. Covey, Chief Executive Officer and Mr. Cremers, President and Chief Operating Officer did not receive compensation for their services as directors during 2014. For compensation received by Mr. Covey and Mr. Cremers as named executive officers of the company please see “Executive Compensation Tables-2014 Compensation- 2014 Summary Compensation Table.”

Retainer and Fees. Up to and including May 8, 2014, our non-employee directors were paid at the following rates:

Annual Retainer Fee	$35,000
Supplemental annual retainer fee for Lead Director	$20,000
Annual retainer fee for Chair of the Audit Committee	$15,000
Annual retainer fee for Chair of each other Committee	$5,000
Attendance fee for each Board meeting	$1,500
Attendance fee for each Committee meeting	$1,500

At their regularly scheduled meeting on May 8, 2014, the Board voted unanimously to approve a new compensation program for directors described below. Based upon the recommendation of the Board's independent compensation consultant, no changes were made to the directors' annual equity award. The new compensation program was effective immediately.

Annual Retainer Fee	$40,000
Supplemental annual retainer fee for Lead Director	$20,000
Supplemental annual retainer fee for Audit Committee Member	$12,000
Supplemental annual retainer fee for Audit Committee Chair	$15,000
Supplemental annual retainer fee for Exec. Comp. & Personnel Policies Committee Member	$7,500
Supplemental annual retainer fee for Exec. Comp. & Personnel Policies Committee Chair	$10,000
Supplemental annual retainer fee for Nominating and Corp. Governance Committee Member	$5,000
Supplemental annual retainer fee for Nominating and Corp. Governance Committee Chair	$5,000
Supplemental annual retainer fee for Finance Committee Member	$2,500
Supplemental annual retainer fee for Finance Committee Chair	$5,000

During 2014, we paid directors, or deferred on their behalf, an aggregate total of $422,250 in fees. Directors may defer receiving all or any portion of their fees under the terms of our Deferred Compensation Plan for Directors. When a director elects to defer fees, he or she elects to have those fees converted into common stock units or, if not converted, then credited with annual interest at 120% of the applicable long-term federal rate, with quarterly compounding. The common stock units are credited with amounts in common stock units equal in value to the distributions that are paid on the same amount of common stock. During 2014, we also reimbursed directors for their reasonable out-of-pocket expenses for attending Board and committee meetings and educational seminars and conferences in accordance with our Director Education Program.
Long-Term Incentive Awards. In December 2014, each of the non-employee directors was granted an award, consisting of a credit to an account established on behalf of each non-employee director under the Directors Plan in the amount of $65,000, for an aggregate amount of $390,000. Under the terms of the award, 1,561 common stock units were credited to each director's account based on the price of the common stock on the date of the grant. These common stock units are then credited with amounts in common stock units equal in value to the distributions that are paid on the same amount of common stock. Upon separation from service as a director, the director will receive shares of company stock equal to the number of common stock units held by the director in his or her deferred account.
Other Benefits. We provide coverage for directors under our Director and Officer Liability Insurance Policy and Accidental Death and Dismemberment Insurance Policy. Directors may, at their own expense, purchase coverage for their spouses under the Accidental Death and Dismemberment Insurance Policy. Directors are eligible to participate in our Matching Gifts to Education Program, available to all company employees, which matches contributions of up to $1,500 per year to eligible educational institutions. We made no donations on behalf of any of our directors to organizations with which any director was affiliated as an executive officer or director in excess of the amounts matched by us under this program.
Director Stock Ownership Guidelines. In order to promote and increase equity ownership by our directors and to further align their interests with those of our stockholders, the Board has adopted stock ownership guidelines that require each non-employee director to own beneficially company shares with a value of at least $150,000, including common stock units granted under the Directors Plan, by the later of January 1, 2009, or the fifth anniversary of his or her election as a director. As of December 31, 2014, all non-employee directors met the guidelines on an incremental basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
This table shows the number of shares beneficially owned as of March 2, 2015, by each owner of more than 5% of our common stock, each of our directors, each executive officer for whom compensation is reported in this proxy statement, and all directors and executive officers as a group. The number of shares reported is based on data provided to us by the beneficial owners of the shares. The percentage ownership data is based on 40,675,920 shares of our common stock outstanding as of March 2, 2015. Under SEC rules, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Except as noted, and subject to applicable community property laws, each owner has sole voting and investment power over the shares shown in this table.

	Amount and Nature of Common Stock Beneficially Owned				Common Stock Units(2)
	Number of Shares Beneficially Owned	Right to Acquire (1)	Total Shares Beneficially Owned	Percent of Class
Stockholders Owning More than 5%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,984,508(3)	n/a	3,984,508(3)	9.8%	n/a

CI Investments Inc. 2 Queen Street East Twentieth Floor Toronto, ON M5C 3G7 Canada	2,045,241(4)	n/a	2,045,241	5.03%	n/a

Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	3,010,374(5)	n/a	3,010,374	7.40%	n/a

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,415,100(6)	n/a	2,415,100	5.94%	n/a
Directors and Named Executive Officers
Michael J. Covey	99,100(7)	59,895	158,995	*	30,030
Eric J. Cremers	55,124	—	55,124	*	—
Boh A. Dickey	15,000(8)	—	15,000	*	23,642
William L. Driscoll	216,018(9)	__	216,018	*	25,131
Charles P. Grenier	—	—	—	*	3,253
Jerome C. Knoll (A)	34,519(10)	—	34,519	*	__
John S. Moody	5,000	—	5,000	*	20,648
Lawrence S. Peiros	3,750(11)	—	3,750	*	25,114
Gregory L. Quesnel	2,888(12)	—	2,888	*	23,642
Jerald W. Richards	3,240	—	3,240	*	__
Lorrie D. Scott	19,329(13)	—	19,329	*	—
Thomas J. Temple	29,450(14)	—	29,450	*	—
Directors and Executive Officers as a group (15 persons)	535,388(15)	59,895	595,283	1.46%	151,460
* Less than 1%
(A) Mr. Knoll retired from our Board of Directors at our May 5, 2014 annual meeting of stockholders.
(1) Amounts for Mr. Covey represent shares of common stock issuable under restricted stock units that are currently vested or vest within 60 days of March 2, 2015.
(2) Represents common stock units as of March 2, 2015. These stock units are not actual shares of common stock and have no voting power. In the case of our directors, these stock units are credited, along with accrued dividend equivalents, on a one-for-one basis with our common stock pursuant to our Director Plan (see “Compensation of Non-Employee Directors”).

The units represent deferred director's fees for Mr. Driscoll and Mr. Peiros and annual stock unit awards granted in December 2004-2014 to all outside directors. For Mr. Covey the units represent deferred annual incentive plan award payments. Mr. Covey's units are converted into cash and paid according to an election Mr. Covey made prior to deferring fees or incentives. Mr. Driscoll's and Mr. Peiros' units representing deferred director fees will be paid in shares of company stock according to the elections made by Mr. Driscoll and Mr. Peiros prior to deferring fees. The annual deferred awards granted to the outside directors' are paid in shares of company stock upon separation from service as a director.
(3) Based upon the Schedule 13G/A filed with the SEC on January 23, 2015 by BlackRock, Inc. as a parent holding company/control person the following affiliates: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Investment Management (Australia) Limited and BlackRock Investment Management (UK) Limited. BlackRock, Inc., has sole voting and dispositive power over all of such shares.
(4) Based upon the Schedule 13G/A files with the SEC on February 23, 2015 by CI Investments Inc. a business unit of the investment manager Signature Global asset Management. CI Investments Inc. has sole voting and dispositive power over all of such shares.
(5) Based upon the Schedule 13G/A filed with the SEC on February 18, 2015 by Janus Capital Management LLC as a registered investment adviser and a parent holding company/control person of Perkins Investment Management LLC.Janus Capital Management LLC has shared voting and dispositive power over 3,010,374 shares.
(6) Based upon the Schedule 13G/A filed with the SEC on February 11, 2015 by The Vanguard Group. The Vanguard Group has sole voting power over 54,023 shares, sole dispositive power over 2,364,190 shares and shared dispositive power over 50,910 shares.
(7) Comprised of the following: (i) 22,553 shares held directly by Mr. Covey; (ii) 76,386 shares of common stock held in a trust, of which Mr. Covey has sole voting and investment power; and (iii) 161 shares of common stock held for Mr. Covey's individual account under our 401(k) employee savings plan.
(8) These shares are held in the name of Mr. Dickey and his spouse with whom Mr. Dickey shares voting and investment power.
(9) Includes 45,740 shares held directly by Mr. Driscoll, 156,816 shares held by trusts of which Mr. Driscoll is a trustee and shares voting power, 8,562 shares held by trusts of which Mr. Driscoll is a trustee and shares voting and investment power. Also includes 4,900 shares held by a limited liability company of which Mr. Driscoll is manager with both voting and dispositive powers. Mr. Driscoll disclaims beneficial ownership of all shares except those held directly by him. Mr. Driscoll has the power to substitute other assets for 25,975 Potlatch Corporation shares in a trust that he has created over which he currently has no voting or investment power.
(10) Includes 33,131 shares held in the name of Mr. Knoll and his spouse, with whom Mr. Knoll shares voting and investment power and 1,388 shares held in an individual 401(k).
(11) These shares are held in a trust under which Mr. Peiros shares voting and investment power with his spouse.
(12) These shares are held in a trust under which Mr. Quesnel shares voting and investment power with his spouse.
(13) Includes 6,221 shares of common stock held for Ms. Scott's individual account under our 401(k) employee savings plan.
(14) Includes 3,223 shares of common stock held for Mr. Temple's individual account under our 401(k) employee savings plan.
(15) Includes an aggregate of 28,672 shares of common stock held for the executive officers' benefit under our 401(k) employee savings plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2014.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is composed of three outside (non-employee) directors, all of whom meet Nasdaq listing standards for audit committee independence. The Audit Committee is an “audit committee” for purposes of Section 3(a)(58) of the Securities Exchange Act of 1934. The Committee’s charter is reviewed periodically by the Audit Committee, which recommends appropriate changes to the Board of Directors.
The Committee is responsible for providing oversight on matters relating to Potlatch’s accounting, financial reporting, internal controls, auditing, legal and regulatory compliance and financial risk management. In performing its functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and the reports of the independent registered public accounting firm, who, in its reports, expresses an opinion on the conformity of the company’s annual financial statements to generally accepted accounting principles in the United States and an opinion on the effectiveness of internal control over financial reporting. During fiscal year 2014, the Committee met eight times.
In connection with the audit process, the Committee has received from our independent registered public accounting firm, KPMG LLP, or KPMG, the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. The Committee also discussed the quality and adequacy of Potlatch’s internal controls with management, the Internal Audit Director and the independent registered public accounting firm. The Committee reviewed with KPMG and the Internal Audit Director their respective audit plans, audit scope and identification of audit risks, and reviewed and discussed the results of the internal audit examinations with the Internal Audit Director.
The Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2014, with management and with KPMG outside the presence of management. The Committee also discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 16, "Communications with Audit Committees."
Based on these reviews and discussions with management, KPMG and the Internal Audit Director, the Committee recommended to the Board that the company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

The Audit Committee Members

Boh A. Dickey, Chair
Charles P. Grenier
Gregory L. Quesnel
Jerome C. Knoll served on our Audit Committee until his retirement from the Board at our annual meeting of stockholders on May 5, 2014.

Fees Paid to Independent Registered Public Accounting Firm in 2014 and 2013

The Audit Committee has considered and determined that the services provided by KPMG in fiscal year 2014 are compatible with the auditor independence requirements. The following table shows fees for professional services rendered by KPMG for audit services for the years ended December 31, 2014 and 2013, and fees billed for other services rendered by KPMG during each of these years.

	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees	All Other Fees
2014	$600,250	$128,000	—	—
2013	$553,600	—	—	—
(1) Audit fees represent fees for the audit of our annual financial statements including incremental work associated with our adoption of the COSO 2013 framework, the audit of internal control over financial reporting and reviews of the quarterly financial statements.
(2) Audit related fees were for services rendered in connection with our acquisition of approximately 201,000 acres of timberlands in Alabama and Mississippi.
All audit services and audit-related services for fiscal year 2014 were pre-approved by our Audit Committee. The Audit Committee Policy for Pre-Approval of Independent Auditor Services and Fees provides for pre-approval of audit, audit-related, tax and other services specifically described by the Policy on an annual basis. A copy of the policy can be found on our public web site by going to www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance,” and then “Audit Committee Pre-Approval Policy.” Under the terms of the Policy, unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services anticipated to exceed pre-approved cost levels must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The member or members to whom such authority has been delegated must report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR 2015
We recommend a vote FOR this proposal.
KPMG LLP, a registered public accounting firm, currently serves as our independent registered public accounting firm and has conducted the audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2014. A summary of the fees paid by us to KPMG in connection with its audits for 2014 and 2013 can be found in the section titled, “Fees Paid to Independent Registered Public Accounting Firm in 2014 and 2013” in this proxy statement.
Based upon its review of KPMG’s qualifications, independence and performance, the Audit Committee of the Board of Directors has appointed KPMG to serve as our independent registered public accounting firm for 2015.
The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. The listing standards of the Nasdaq Global Select Market provide that the Audit Committee is solely responsible for the appointment, compensation, evaluation and oversight of our independent registered public accounting firm. However, as a matter of good corporate governance, the Audit Committee is submitting its appointment of KPMG as independent registered public accounting firm for 2015 for ratification by the stockholders.
If the stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider whether to retain KPMG, and may continue to retain that firm or appoint another firm without resubmitting the matter to the stockholders. Even if the stockholders ratify the appointment of KPMG, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm if it determines that such a change would be in the best interests of our company and our stockholders.
The affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent auditors for 2015.
Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation policies and decisions of the Executive Compensation and Personnel Policies Committee with respect to our senior executives, including the officers named in the Summary Compensation Table for 2014 (the "named executive officers"). For 2014 our named executive officers and the offices they held were:

•	Michael J. Covey, Chairman and Chief Executive Officer

•	Eric J. Cremers, President and Chief Operating Officer

•	Jerald W. Richards, Vice President and Chief Financial Officer

•	Lorrie D. Scott, Vice President, General Counsel and Corporate Secretary

•	Thomas J. Temple, Vice President, Wood Products and Southern Resource

Executive Summary

Summary of 2014 Results
The company generated $89.9 million of net income in 2014 compared to $70.6 million in 2013. In December, 2014, the company acquired 201,000 acres of timberland in Alabama and Mississippi and the company's Board of Directors increased the company's dividend by 7%, from $0.35 per share to $0.375 per share.

A summary of the company's 2014 performance is set forth below:

	Performance Metric(1)	2014 Actual (in millions)	2014 Target (in millions)	% Target
Company	FFO	$125.3	$127	99
Real Estate	EBITDDA	36.4	34.2	106
Resource	EBITDDA	102.8	96.4	107
Wood Products	EBITDDA	58.6	72.4	81

(1) The company's actual 2014 Funds From Operation or FFO can be calculated from the audited consolidated statements of cash flows included in our 2014 Annual Report on Form 10-K. Each of our operating division's actual 2014 Earnings Before Interest, Taxes, Depreciation, Depletion and Amortization or EBITDDA can be calculated from the amounts shown in Note 16 to the audited consolidated financial statements included in our 2014 Annual Report on Form 10-K. Actual 2014 EBITDDA for each of the Resource and Wood Products divisions can be calculated by taking the division's operating income and adding depreciation, depletion and amortization. Actual 2014 EBITDDA for the Real Estate division can be calculated by taking the division's operating income and adding the basis of real estate sold before eliminations and adjustments plus depreciation.

The company's total shareholder return during the three-year period from 2012 to 2014 exceeded the median of the group of six forest products companies that we refer to as our "peer group," by over 5% but was below the median performance of the Standard and Poor's 400 MidCap Index Companies (See "2014 Long-Term Equity Incentive Awards - Peer Group" below), which resulted in a payout of 106.1% of the performance shares granted for the 2012-2014 performance period. The following graph and table show three-years of cumulative total stockholder returns (TSR) for the company for the period ended December 31, 2014. The TSR assumes $100 invested at December 31, 2012, with quarterly reinvestment of all dividends.

Three-Year Cumulative Total Stockholder Return

Summary of Key 2014 Compensation Decisions
2014 Base Salary After considering company performance and competitive pay practices, the Committee approved base salary increases of 3.06% for Mr. Covey, 3.0% for Mr. Cremers, 3.0% for Mr. Richards, 3.0% for Ms. Scott and 3.0% for Mr. Temple.
2014 Annual Incentive Award The company's FFO for 2014 was $125 million or 99% of the budgeted target of $127 million, which resulted in a calculated multiplier of 0.95 in accordance with the company's Annual Incentive Plan. See "2014 Annual Cash Incentive Awards" below.
2012-2014 Long-Term Equity Incentives Earned The company's annualized TSR for the 2012-2014 performance period was 14.5%, which ranked the company 5.5% above the median performance of the company's forest products industry peers during the performance period, and the company’s aggregate TSR for the 2012-2014 performance period was 50.3%, which ranked the company at 40.2% compared to the S&P Midcap 400 Index Companies, resulting in the vesting of 106.1% of the 2012-2014 Performance Shares awarded to participants in the company's long-term incentive program, including named executive officers, plus dividend equivalents credited pursuant to the terms of the award. See "2014 Long-Term Equity Incentive Awards - Potlatch Corporation TSR Comparison" below.
2014 Long-Term Incentive Plan Shareholders approved a new 2014 Long-Term Incentive Plan and authorized the issuance of 1 million shares under the Plan.

Prohibited Pledging In 2014, the company's insider trading policy was amended to provide that directors and executive officers are prohibited from pledging company securities as collateral except under limited circumstances and with approval by the Compensation Committee.

Summary of Executive Compensation Program and Practices
The Compensation Committee, working with company management, has adopted compensation policies and procedures that represent strong corporate governance, including the following:

•	Independent Compensation Committee. The Compensation Committee is composed solely of independent directors within the meaning of Nasdaq listing rules relating to compensation committees.

•
Independent Compensation Consultant. In 2014 the Compensation Committee was advised by Semler Brossy Consulting Group, LLC, an independent compensation consultant that provides no other services to the company and has no prior relationship with any of the named executive officers.

•
Competitive Market Assessments. The Committee requests that its independent consultant conduct a review of the company's executive compensation program at least every two years to evaluate whether it is comparable to compensation programs of companies of similar size.

•
Peer Group Review. The competitive market and the peer group of companies used to benchmark company TSR is carefully reviewed annually by the Compensation Committee with input from its independent consultant. Changes to the peer group require Compensation Committee approval.

•
Annual Stockholder Advisory Vote. The company seeks an annual stockholder advisory vote to approve executive compensation, the results of which are considered by the Compensation Committee in determining executive compensation.

•
Compensation Risk Assessment. Company management completes a risk assessment of the company's executive compensation programs annually to evaluate whether they are designed and administered in a manner that discourages undue risk-taking by employees. The company's assessment is reviewed by the Compensation Committee.

•	Double-Trigger Acceleration. A “double trigger” is required before severance benefits are paid and equity awards vest in connection with a change in control event.

•
Limited Perquisites. The company does not provide perquisites or other personal benefits to officers or senior employees, such as aircraft for personal use, paid parking spaces, or company cars, with the exception of payment of premiums for accidental death and dismemberment insurance. The company's health care and other medical insurance programs, its salaried employee 401(k) Plan and its limited relocation program are the same for all salaried employees, including officers.

•
Executive Stock Ownership Guidelines. The company has a robust stock ownership policy. The company's Chief Executive Officer and President and Chief Operating Officer are required to achieve minimum stock ownership that is five times their respective base salaries and the other named executive officers are required to achieve minimum stock ownership that is two times their respective base salaries.

•
Clawback Policy. The company has an incentive compensation recovery policy to recover compensation earned as a result of fraudulent or illegal conduct. We expect to modify the policy upon the issuance of final regulations by the SEC under the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act).

•
Hedging Policy Under the company's insider trading policy, directors, officers and employees are prohibited from speculating in company securities or engaging in transactions designed to hedge their ownership interests.

•
Pledging Policy. Under the company's insider trading policy, directors and executive officers are prohibited from pledging company securities as collateral except under limited circumstances and with approval by the Compensation Committee.

2014 Stockholder Advisory Vote to approve Executive Compensation

At our annual meeting of stockholders in May 2014, we held our annual stockholder advisory vote to approve the compensation of our named executive officers (say-on-pay). Our stockholders approved the compensation of our named executive officers as described in our 2014 proxy statement with an approval rate of approximately 96% (calculated based on the number of shares voted "For" this proposal divided by the number of shares voted "For" and "Against" this proposal). As we evaluated our compensation practices throughout 2014, we considered the strong support our stockholders expressed for our executive compensation program. As a result, the Compensation Committee decided to retain our general approach to executive compensation.

Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate and approve the fees and other retention terms of compensation consultants and other advisers to assist it in its ongoing development and evaluation of company compensation policies and practices and the Committee's determination of compensation awards. For 2014, the

Committee engaged Semler Brossy Consulting Group, LLC (Semler Brossy) as its independent compensation consultant. The Compensation Committee's independent compensation consultant reports directly to the Committee and not to management. Semler Brossy is independent from our company, has not provided any services to our company other than to the Compensation Committee and Nominating Committee and receives compensation from our company only for services provided to the Committee. The Compensation Committee has assessed the independence of Semler Brossy pursuant to SEC rules and has concluded that Semler Brossy's work has not raised any conflict of interest. The Compensation Committee's independent compensation consultant:

•	attends Committee meetings;

•	meets with the Committee without management present;

•	provides third-party data, advice and expertise on proposed executive compensation and executive compensation plan designs;

•
reviews briefing materials prepared by management and outside advisers to management and advises the Committee on the matters included in these materials, including the consistency of proposals with the Committee's compensation philosophy, risks inherent in proposals and comparisons to programs at other companies;

•
prepares for the Committee every two years an assessment of the company's compensation programs, including positioning of the programs in the competitive market, to assist the Committee in its analysis of each component of each of our executive officers' compensation packages to assess the proper balance and competitiveness of the tools used to accomplish the objective of each compensation component;

•	reviews drafts of the Compensation Discussion and Analysis; and

•	advises the Nominating Committee on director compensation.

All of the decisions with respect to determining the amount and form of executive compensation under our compensation programs are ultimately made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by the Committee's independent compensation consultant.

The company has retained Mercer (U.S.) Inc. (Mercer) to advise company management on compensation plan design and performance measures for incentive compensation. In addition to advising company management on Health and Welfare benefits and compensation matters, Mercer manages the company's 401(k) plans and provides investment advice to the company's investment committee that oversees pension investments. Mercer recommendations related to executive compensation are reviewed for the Committee by the Committee's independent compensation consultant.

Competitive Market Assessments

As part of determining compensation levels for named executive officers, the Committee reviews information regarding the median compensation paid by other companies of comparable size both in our industry and generally. Every two years the Committee asks its independent compensation consultant to provide it with a market assessment that utilizes blended market data from the most relevant compensation surveys available. In our most recent review, the consultant referenced the Forest Products Industry Compensation Association Survey for industry-specific market data and surveys from Mercer for general industry market data representing similarly-sized companies. The Committee also reviews compensation data from companies within our peer group and similar-sized companies outside our peer group.

Competitive compensation survey data is gathered by the Committee's compensation consultant and analyzed to most closely reflect competitive pay levels for companies of comparable size and, where possible, similar business focus to our company.

Management Input

Each year, the company's Chief Executive Officer, President and Chief Operating Officer, and Vice President, Human Resources, recommend to the Compensation Committee changes to base salaries and target amounts for annual cash incentive awards and long-term equity incentive awards for each named executive officer, except the Chief Executive Officer. These recommendations are based on the principal duties and responsibilities of each executive officer, competitor pay levels within our industry, pay levels for comparable companies of similar size within regional and national markets, internal pay equity, and individual performance. In addition, each year our Vice President, Human Resources and our Vice President and Chief Financial Officer provide the Committee with a detailed review of the actual results of the company's corporate and operating divisions compared to the performance goals established at the beginning of the year under our annual incentive plan, and the resulting awards proposed to be made to the named executive officers. Our Chief Executive Officer and our President and Chief Operating Officer present evaluations of executives who report to them and make recommendations to the Committee regarding executive base salary and annual cash incentive compensation and long-term equity compensation for executive officers, and compensation packages for executives being hired or promoted. Our Chief Executive Officer and our President and Chief Operating Officer also recommend performance targets for the upcoming year for the Compensation Committee to consider.

The Compensation Committee determines any change to the base salary, annual cash bonus and equity awards for the Chief Executive Officer based upon its evaluation of the Chief Executive Officer's performance and advice from the Committee's independent compensation consultant.

Risk Assessment

Company management provides ongoing information to the Compensation Committee regarding aspects of our executive compensation program that could mitigate or encourage excessive risk-taking by company executives. In addition, the Committee periodically requests that its independent compensation consultant provide an assessment of the company's executive compensation program along with recommended modifications, if any. Among the attributes of our executive compensation program that management and the Committee take into consideration in assessing the risks arising from our compensation policies and procedures are:

•	the balance between annual and long-term incentives;

•	the existence of caps on annual and long-term incentive awards;

•	the use of different metrics for annual and long-term incentive awards;

•	the use of rolling performance periods and laddered equity vesting to reduce pressure on any one performance period or vesting date;

•
the ability of company management and the Committee to consider non-financial and other qualitative performance factors such as safety and environmental performance in determining actual compensation packages;

•	stock ownership guidelines that are reasonable and align our executives' interests with those of our stockholders;

•	the company's insider trading policy that prohibits employees from speculating in company securities or engaging in transactions designed to hedge their ownership interests; and

•	the company's Incentive Compensation Recovery Policy.

Compensation Objectives and Elements of Compensation

Compensation Philosophy and Objectives. Our compensation philosophy is to provide all of our executives a fair and competitive incentive-based compensation package that is tied to the performance of both the individual and the company. We also believe that a significant portion of total compensation for our senior executives should be at risk and dependent on the achievement of target levels of performance. In addition, we believe that in order to maintain fiscal discipline, incentive compensation should be subject to thresholds and caps. The key objectives of our compensation program are aimed at helping us to recruit, motivate and retain talented and experienced executives, ensure our incentive compensation is aligned with short-term and long-term company performance, and to align our employees' interests with those of our stockholders.

Compensation Components. We balance our executives' compensation packages among three components:

•	base salary;

•	annual cash incentives; and

•	long-term equity incentives.

Salaries are provided to employees as compensation for basic services to the company and to meet the objective of attracting and retaining the talent needed to run our business. Our annual cash incentives reward employees for helping us achieve annual financial targets, and our long-term equity incentives reward employees for helping us to perform at a level of total stockholder return that exceeds that of our peers and to achieve the company's overall long-term business objectives. We compensate executives with higher levels of responsibility with a higher proportion of at-risk incentive compensation and equity compensation, so their interests are closely aligned with those of our stockholders. Depending upon an executive officer's pay grade, approximately 45% to 75% of the officer's compensation is composed of a combination of annual cash incentive awards based on operational performance goals, and long-term equity incentive grants. Of our 2014 long-term incentive awards, 100% of our Chief Executive Officer's and President and Chief Operating Officer's awards vest based on performance, and 75% of the awards for the other named executive officers vest based on performance, which is measured based on achievement of relative TSR over a three-year period. See “Summary Comparison of 2014 Target and Actual Compensation” below for each named executive officer's specific compensation mix for 2014.

To ensure fiscal discipline, we set threshold performance levels so that no incentive awards are made if performance results fall below threshold levels, and we set caps on the aggregate amount of incentive compensation that we pay, regardless of actual performance results.

The charts below show for our Chief Executive Officer, our President and Chief Operating Officer and the other named executive officers the portion of 2014 compensation granted that was fixed and the portion that was performance-based.

☐ Base Salary
☐ Annual Incentive Compensation
☐ Performance Shares

☐ Base Salary
☐ Annual Incentive Compensation
☐ Performance Shares

☐ Base Salary
☐ Annual Incentive Compensation
☐ Performance Shares
☐ Restricted Stock Units

2014 Base Salary

As part of determining executive base salaries, the Compensation Committee reviews information regarding median base salaries for companies of comparable size, both in our industry and generally, and also considers the individual executive's job performance, long-term potential and tenure. Base salary ranges are established for each pay grade of salaried employees, including our Chief Executive Officer. We determine an executive's rate of pay within the salary range for his or her position based upon the executive's level of experience and performance relative to his or her individual written performance plan. Each executive's individual performance plan contains operational and financial objectives determined by the executive together with his or her supervisor. Our Chief Executive Officer's base salary is set by the Committee in its sole discretion after consultation with its independent compensation consultant and the Committee approves the base salaries of the other named executive officers after discussions with the Chief Executive Officer and President and Chief Operating Officer.
In 2014, the Compensation Committee approved base salary increases of 3.06% for Mr. Covey, 3.0% for Mr. Cremers, 3.0% for Mr. Richards, 3.0% for Ms. Scott and 3.0% for Mr. Temple based in part upon its review of competitive market data.

Name	Base Salary Increase (% Increase)	Base Salary 2014 ($)	Base Salary 2013 ($)
Michael J. Covey	3.06	775,000	752,000
Eric J. Cremers	3.00	515,000	500,000
Jerald W. Richards	3.00	334,750	325,000
Lorrie D. Scott	3.00	283,350	275,100
Thomas J. Temple	3.00	293,940	285,380

2014 Annual Cash Incentive Awards

Pursuant to the terms of the company's Annual Incentive Plan, each year the Compensation Committee establishes target annual bonuses for our executive officers as a percentage of base salary, corresponding to the pay grade of each officer's position, based in part on the recommendations of management and the Committee's independent compensation consultant after a review of the compensation practices of companies of comparable size both in our industry and generally. These targets are set forth below under “Summary Comparison of 2014 Target and Actual Compensation.”

Annual bonuses are subject to adjustment based on corporate and operating division financial performance. At the beginning of each year the Committee, with input from our Chief Executive Officer and our President and Chief Operating Officer, approves a scale of modifiers for our executive officers based on a range of possible financial performance outcomes. At the end of the year, actual financial performance is compared to the Committee's pre-approved performance scale to determine the modifiers to apply to the target awards. Awards may be further adjusted based on the results of the individual employee's annual performance review, the operating division's performance, the company's overall performance or unusual, extraordinary or infrequently occurring items. The Committee also considers safety performance, environmental performance and other factors when approving awards. Under the Annual Incentive Plan, the Committee also has discretionary authority to reduce awards to executive officers to zero or increase awards to executive officers up to 200%.

In order to reflect both our REIT structure and our wood products operations, we used the following performance measures for purposes of the 2014 annual cash incentive awards:

•	Funds from operations, or FFO, measured at the corporate level against a pre-defined target; and

•	Earnings before interest, taxes, depreciation, depletion and amortization, or EBITDDA, measured at each operating division against pre-defined targets.

We define FFO as net income, plus depletion, depreciation and amortization, basis of real estate sold, and net, non-cash asset impairment and eliminations. The use of this measure is intended to focus eligible employees on generating profits by both increasing revenues and controlling costs. In addition, FFO is the primary measure used by the investment community to measure REIT performance. We believe that profitable growth reflected in our FFO and EBITDDA measures will drive stockholder value over time. Furthermore, the Committee believes that at the division level, measuring EBITDDA rather than
FFO is a simpler approach and provides more transparency to employees, as the divisions do not make capital allocation decisions.

Pursuant to our Annual Incentive Plan, at the beginning of 2014, a target incentive pool value was calculated based on the sum of the target annual incentive amounts for each participant in the plan. Based upon the company's 2014 budget approved by our Board and on the input and recommendations of management, the Committee approved the following FFO performance scale and the corresponding incentive pool modifiers for 2014:

Performance Level	2014 FFO Performance(Versus 2014 FFO Budgeted Target)	Incentive Pool Multiplier (Multiple of Target Pool)
Threshold	80% of $127 million FFO Budget, or $101.6 million FFO	0.25 x Target Pool
Target	100% of $127 million FFO Budget	1.00 x Target Pool
Maximum	126.7% of $127 million FFO Budget, or $160.9 million FFO	2.00 x Target Pool
The incentive pool multiplier for FFO performance proportionately increases or decreases between threshold and target levels and between target and maximum levels. The incentive pool is not funded for FFO performance below threshold level. The funding scale is designed to contribute a fixed percentage of every dollar of FFO above threshold to the incentive pool up to the maximum.

The company's actual 2014 FFO can be calculated from the audited consolidated statements of cash flows included in our 2014 Annual Report Form 10-K. At the end of 2014, the company's actual FFO was $125 million, or 99% of the budgeted target of $127 million, which resulted in a calculated incentive pool multiplier of 0.95 in accordance with our Annual Incentive Plan.

The overall funded incentive pool was allocated to create incentive pools for corporate and operating divisions based on the following:

•	Corporate: corporate FFO performance, modified based on the achievement of measurable strategic objectives; and

•	Operating Divisions: operating division EBITDDA performance (weighted 75%) and corporate FFO performance (weighted 25%).

The operating division allocation is based in part on corporate FFO performance to motivate a division to maximize its contribution to company FFO in the event that for reasons beyond the division's control (e.g., a market downturn) division EBITDDA goals cannot be met. The Committee has discretion to adjust FFO and EBITDDA calculations for extraordinary items, as appropriate, and to reduce or increase awards.

The actual 2014 EBITDDA performance for each operating division relative to the target 2014 EBITDDA performance was as follows:

Comparison of Operating Division Actual and Target EBITDDA

Operating Division	Actual 2014 EBITDDA(1)($ in millions)	Target 2014 EBITDDA ($ in millions)	Percent of Target Achieved (%)
Real Estate	36.4	34.3	106
Resource	102.8	96.4	107
Wood Products	58.6	72.4	81

(1) Each of our operating division's actual 2014 EBITDDA can be calculated from the amounts shown in Note 16 to the audited consolidated financial statements included in our 2014 Annual Report on Form 10-K. Actual 2014 EBITDDA for each of the Resource and Wood Products divisions can be calculated by taking the division's operating income and adding depreciation, depletion and amortization. Actual 2014 EBITDDA for the Real Estate division can be calculated by taking the division's operating income and adding the basis of real estate sold before eliminations and adjustments plus depreciation.

Executive officer annual bonuses are also subject to further limits on allowable bonus amounts. For the executive officers, the maximum annual bonus allowable is calculated based upon a bonus pool equal to 21.38% of annual net income for the year which is defined as net income for external financial reporting purposes as reflected in the company's 2014 Annual Report on Form 10-K. The maximum annual bonus amount for each executive officer equals the lesser of an assigned percentage of this bonus pool and a maximum dollar amount. The executive officers will not receive any annual bonus payments unless the company has positive annual net income, and may not receive any annual bonus payments that exceed specified individual maximums.

Determination of 2014 Annual Incentive Award Payments. The Compensation Committee made awards from the applicable funded incentive pool to our named executive officers based on recommendations from the Chief Executive Officer and President and Chief Operating Officer, competitive data provided by its independent compensation consultant and the results of individual performance reviews.

In determining the Chief Executive Officer's award, the Committee considered its evaluation of Mr. Covey's performance against his financial, operational and strategic goals for 2014. The Committee discussed this evaluation in executive session without Mr. Covey being present. The Committee noted that under Mr. Covey's leadership, the company generated $89.9 million of net income from continuing operations in 2014, an increase of $19.3 million over 2013. The company also acquired 201,000 acres of timberland in Alabama and Mississippi and the company's performance enabled the Board of Directors to increase the company's dividend by 7%, from $0.35 per share to $0.375 per share.

The recommendations of the Chief Executive Officer and the President and Chief Operating Officer to the Committee concerning the payment of awards for each of the other executive officers were based on the individual performance evaluations of those officers. These evaluations took into account objective criteria in the form of operating results against budget, and subjective criteria such as performance against strategic goals which involve the exercise of discretion and judgment in assessing performance attainment.

In determining Mr. Cremer's annual incentive award, the Committee noted the performance of the Idaho Resource Division in 2014 and Mr. Cremer's leadership in the acquisition of the Alabama and Mississippi timberlands.

In determining Ms. Scott's annual incentive award, the Committee noted her skill and leadership in closing the acquisition of the Alabama and Mississippi timberlands.

Mr. Richards and Mr. Temple's annual incentive awards reflected the performance of the company overall in 2014 against its FFO Target and, in the case of Mr. Temple, the performance of the Wood Products Division during 2014 against its budgeted EBITDDA target.

2014 Long-Term Equity Incentive Awards

Our long-term incentive program is intended to link compensation to long-term company performance. Under our long-term incentive program we grant two types of equity awards:

•
performance shares, which reward employees for company performance over a three-year period that exceeds the applicable peer group, encourage employees to focus on the creation of long-term stockholder value and align the interests of employees with those of our stockholders; and

•	restricted stock units, which vest on December 31 immediately preceding the third anniversary of the grant date, and aid in the recruitment and retention of key employees.

The effective grant date for equity awards is the day of the Compensation Committee meeting at which the awards are approved, typically in February of each year. These meetings are scheduled well in advance of the actual meeting date and are not coordinated with the release of any material, non-public information. Equity grants to executive officers who are hired during the year are generally effective upon the executive's start date.

Long-Term Equity Incentive Award Guidelines. The Compensation Committee has approved “guideline” long-term incentive values for each executive pay grade eligible for long-term equity incentive awards other than the Chief Executive Officer. These guideline values initially were established at the median of competitive practice, based on a 2012 assessment of compensation programs of comparably sized companies by the Committee's independent compensation consultant. The assessment shows that our guidelines are currently more closely aligned with the 75th percentile. Guideline values were converted to performance shares and restricted stock units in a given year by dividing the values by an amount equal to the closing price of company common stock on the grant date. The actual number of equity awards granted to eligible employees is further subject to an increase or decrease from the guideline value at the Committee's discretion, based upon management's assessment of an individual employee's past contributions and potential future contributions to the company. In the case of the company's Chief Executive Officer, the Committee compensation consultant determines in its sole discretion the number of equity awards to be granted based on a review by the Committee's independent of competitive practice and the Committee's evaluation of the Chief Executive Officer's performance.

Restricted Stock Units. Restricted stock units vest on December 31 immediately preceding the third anniversary of the grant date unless the officer's employment with the company is terminated for any reason other than death, disability or retirement. See "Potential Payments upon Termination or Termination Following a Change in Control." We have also granted restricted stock units to newly hired executives to replace the value of equity awards that were forfeited when they left their prior employer and to align the interests of new executives to those of our stockholders.

Performance Shares. Performance shares are earned based on the company's TSR over a three-year performance period relative to the median TSR of seven forest product companies (weighted 50%) and the company's TSR percentile ranking relative to all companies within the Standard and Poor's Midcap 400 Index (of which we are a member) (weighted 50%) over such performance period. TSR is calculated based on stock price appreciation plus cash and share distributions. See "2014 Long-Term Equity Incentive Awards Peer Group."

Threshold, Target and Maximum. The Compensation Committee believes that for purposes of measuring company performance for awarding performance shares:

•	performance measures should be subject to thresholds so that an executive officer's compensation should be at risk if minimal performance is not achieved;

•
performance measures at which 100% of target amounts are earned should be established at median levels, consistent with our philosophy of compensating executives at or near the median compensation paid by companies of comparable size; and

•	performance-based compensation should be capped at 200% of target amounts in order to maintain fiscal discipline and reduce risk-taking.

2014 Long-Term Equity Incentive Awards. In 2014, the Compensation Committee approved long-term incentive awards for the Chief Executive Officer and President and Chief Operating Officer comprised entirely of performance shares, and for all other eligible employees consisting of performance shares (75%) and restricted stock units (25%). Starting in 2015, the long-term incentive awards for the Chief Executive Officer and the President and Chief Operating Officer will also consist of a combination of performance shares (75%) and restricted stock units (25%) to better reflect the company's competitive market.

The performance shares granted to the Chief Executive Officer, the President and Chief Operating Officer and other employees are earned based upon company performance over a three-year period ending December 31, 2016. For the 2014-2016 performance period the Compensation Committee determined to continue to measure company performance based on two factors, each of which is weighted 50%: (i) company TSR, relative to the median TSR of seven forest product companies and (ii) the company's TSR percentile ranking relative to all companies within the S&P Midcap 400 Index. The following table sets forth the relative TSR performance scale and the corresponding number of shares earned as a percentage of the weighted targets that were set by the Committee. The percentage of performance shares earned is the sum of the percentage multiple in each column divided by two.

POTLATCH CORPORATION TSR COMPARISON

Median TSR of Six Forest Products Companies	Percent of Shares Issued	TSR Percentile Ranking S&P Midcap 400 Index	Percent of Shares Issued
(weighted 50%)		(weighted 50%)
Below Threshold	—%	Below Threshold	—%
Threshold (Median - 5%)	25%	Threshold (33rd percentile)	25%
Target (Median)	100%	Target (50th percentile)	100%
Maximum (Median + 10%)	200%	Maximum (85th percentile)	200%

The number of performance shares earned for each factor proportionately increases or decreases between threshold and target levels for the factor and between target and maximum levels for the factor. The Committee continues to believe that no performance shares should be earned with respect to a performance factor for performance below the applicable threshold performance level.

Based on a probability analysis performed by Mercer at the time the Committee was evaluating the 50% - 50% weighted approach to performance share TSR measurement, the probable outcome of a maximum payout was estimated to occur approximately 3% of the time and the probable outcome of no payout was estimated to occur approximately 19% of the time.

Adjustments to Performance Share Awards. The Compensation Committee reserves the right to reduce or eliminate any performance share award to an executive, or to all executives as a group for any reason. The Committee did not exercise this authority for 2014.

Peer Group. As a specialized REIT, we consider our peer companies for purposes of TSR comparisons to consist of “pure play” timber REITs and other forest product companies. Six forest product companies were used for benchmarking our TSR in 2012 and 2013, and a seventh, Catchmark Timber Trust, was added in 2014. The seven forest product companies used for benchmarking in 2014 are as follows:

Company	Annual Revenue ($)(1)	Market Capitalization ($)(2)	GICS Sub Industry
Weyerhaeuser	7,403	18,470	Specialized REITs
Universal Forest Products	2,660	1,090	Building Products
Rayonier	604	3,490	Specialized REITs
Plum Creek Timber	1,476	7,650	Specialized REITs
Deltic Timber	227	822	Forest Products
St. Joe	702	1,580	Real Estate Mgmt. & Dev.
Catchmark Timber Trust	54	479	Specialized REITs
Potlatch Corporation	607	1,630	Specialized REITs

(1) In millions, for the 2014 fiscal year, based on publicly available information.
(2) In millions as of March 2, 2015.

As the number of publicly-traded forest products companies has declined, we supplemented our peer group with the S&P Midcap 400 Index in 2012, 2013 and 2014 (weighted 50-50 with the forest product companies) in order to provide a broader measure of performance for comparison purposes and to offset any volatility in the stock prices of the seven forest product companies.

Summary Comparison of 2014 Target and Actual Compensation

The following table shows the target and the actual amounts for salary and annual and long-term incentive awards for our named executive officers, along with the 2014 percentage of total direct compensation represented by the amount of each component (i.e., the mix of pay).

	TARGET 2014 TOTAL DIRECT COMPENSATION(1)			ACTUAL 2014 TOTAL DIRECT COMPENSATION(1)
Name	Salary ($)(% of Total)	Target short-term incentive award ($)(cash)(% of Total)	Guideline long-term incentive grant value (equity) ($)(2) (% of Total)	Salary ($)(3) (% of Total)	Actual short-term incentive award ($)(cash) (% of Total)	Actual long-term incentive grant value(equity) ($) (% of Total)
Michael J. Covey	775,000	775,000	1,504,600	770,577	775,000	1,504,600
	25.4%	25.4%	49.3%	25.3%	25.4%	49.3%
Eric J. Cremers	515,000	360,500	557,300	512,115	376,700	557,300
	35.9%	25.2%	38.9%	35.4%	26.0%	38.5%
Jerald W. Richards	334,750	167,375	321,500	332,875	159,000	321,500
	40.6%	20.3%	39.0%	40.9%	19.5%	39.5%
Lorrie D. Scott	283,350	127,508	210,000	281,763	133,200	210,000
	45.6%	20.5%	33.8%	45.1%	21.3%	33.6%
Thomas J. Temple	293,940	132,273	210,000	292,294	60,200	210,000
	46.2%	20.8%	33.0%	52.0%	10.7%	37.3%

(1) Total direct compensation is the sum of base salary, annual cash incentives and long-term equity incentives.

(2) These amounts represent the dollar value of the restricted stock unit award granted in February 2014, and the target value of the performance shares granted in February 2014 for the performance period 2014-2016, in each case computed by multiplying the guideline value by the individual performance modifier. Such amounts may or may not be paid out depending on the company's performance or the executive's continued employment, as applicable, over the three-year vesting and performance period. See "2014 Long-Term Equity Incentive Awards" for a description of performance measures and threshold, target and maximum goals for performance share awards.

(3) This column includes salary paid for the full or partial year the employee worked. Actual salaries differ from target due to timing of merit increase fulfillment.

Other Elements of the Executive Compensation Program

We do not provide perquisites or other personal benefits to our named executive officers, such as aircraft for personal use, paid parking spaces, or company cars, with the exception of payment of insurance premiums for accidental death and dismemberment insurance. The company reimburses named executive officers for certain relocation expenses pursuant to a relocation program that is the same for all salaried employees. Pursuant to the company's relocation program, reimbursement of the employee's loss on sale of his or her home is capped and the relocating employee's home is only purchased if not sold within 90 days and then only at a purchase price equal to the average of two independent appraisals of fair market value. Our health care and other medical insurance programs, as well as our 401(k) Plan, are the same for all salaried employees, including officers.

Salaried Retirement Plan. Our Salaried Retirement Plan provides a pension to our salaried and certain other eligible employees who were participants in the plan before January 1, 2011, including our named executive officers. We believe this plan is competitive with our peers and is intended to provide a source of income for our salaried and certain other eligible employees following retirement. This plan is discussed in detail on page 40. Effective January 1, 2011 our Salaried Retirement Plan was closed to new entrants.

Supplemental Plan II. Our Salaried Supplemental Benefit Plan II (Supplemental Plan) provides retirement benefits to our eligible salaried employees including our named executive officers, based upon the benefit formula of our Salaried Retirement

Plan and our Salaried 401(k) Plan but without regard to the IRS compensation and benefit limitations applicable to these tax-qualified plans. We believe this plan is competitive with our peers and companies of comparable size, and is intended to provide a retirement benefit commensurate with participant compensation, as we do for other employees. This plan is discussed in detail on pages 40 to 41.

401(k) Plans. Our Salaried 401(k) Plan permits our salaried and certain other eligible employees, including our named executive officers, to make voluntary pre-tax and after-tax contributions to the plan, subject to applicable tax limitations. We match $0.70 for every $1.00 that a participant contributes to our Salaried 401(k) Plan, up to the first 6% of his or her eligible compensation, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are 100% vested in the matching contributions upon completion of two years of service. In connection with the closure of our Salaried Retirement Plan to new employees, we amended our Salaried 401(k) Plan to provide for annual company contributions equal to 3% of eligible compensation for employees hired after January 1, 2011 in addition to the company match.

Health and Welfare Benefits. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Post-Termination Severance Benefits. The company maintains a severance program that provides severance benefits to our named executive officers and certain other officers and executive employees. Benefits are payable under the severance program both in connection with a termination of the executive officer's employment with us and in connection with a separation of employment following a change in control. The Committee believes the severance program is competitive with those of our peer companies and serves our recruitment and retention efforts. The section entitled "Potential Payments Upon Termination or Termination Following a Change in Control" provides additional information regarding the severance program and the estimated potential incremental benefits under the program for the named executive officers.

Officer Stock Ownership Guidelines

In the interest of promoting and increasing equity ownership by our senior executives and to further align our executives' long-term interests with those of our stockholders, we have adopted the following stock ownership guidelines:

Chief Executive Officer	Value of Shares = 5 x Base Salary
President and Chief Operating Officer	Value of Shares = 5 x Base Salary
Chief Financial Officer	Value of Shares = 2 x Base Salary
Vice President	Value of Shares = 2 x Base Salary
Each executive must acquire by December 31, 2012, or within five years of his or her becoming an executive officer subject to the stock ownership guidelines, a minimum number of shares based on the applicable value shown above. To meet the requirements, an executive must increase his or her stock holdings each year by at least 20% of the required amount until the minimum number is acquired. Shares held in a brokerage account, an account with our transfer agent or in our 401(k) Plan, common stock units owned as a result of deferred awards paid under our annual incentive program and any vested restricted stock units all count towards the ownership requirement. Shares subject to unexercised stock options, unvested restricted stock units or unearned performance shares, however, do not count toward the ownership guidelines. If an executive does not meet the incremental stock ownership requirement in any of the five years, or the ownership requirement is not maintained after it is initially met, incentive awards made to the executive under our annual incentive program will be paid 50% in cash and 50% in stock, and any shares issued upon settlement of performance share awards must be retained to the extent necessary to meet the stock ownership guidelines.

As of December 31, 2014 all of our named executive officers met their incremental stock ownership requirements. See “Security Ownership of Certain Beneficial Owners and Management.”

A copy of our officers' stock ownership guidelines is available by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance,” and “Officer Stock Ownership Guidelines."

Prohibition on Hedging and Pledging

The company's insider trading policy prohibits directors, officers and employees from speculating in company securities or engaging in transactions designed to hedge their ownership interests. The policy also prohibits directors and executive officers from pledging company securities except under limited circumstances and with the approval of the Compensation Committee.

A copy of our insider trading policy is available by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance,” and “Securities Law Compliance and Insider Trading Policy.”

Recovery of Incentive Compensation

In 2009, the Compensation Committee approved a “clawback” policy, which was amended and restated on February 13, 2014. The policy provides that all incentive awards granted to executive officers after December 31, 2009 will provide our Board of Directors the discretion to require that the executive officer reimburse the company if:

•	payment was predicated upon the achievement of specific financial results that were subsequently the subject of a material financial restatement;

•	in the Board's view, a company employee engaged in fraud or misconduct that caused or partially caused the need for such material financial restatement by the company; and

•	lower payment, settlement, grant or vesting would have occurred based upon the restated financial results.
The amount to be reimbursed is the amount by which any incentive awards previously paid, settled, granted or vested on the basis of previously stated financial results within the two year period preceding the date of disclosure of the material financial restatement, exceeded the lower amounts that would have been paid, settled, granted or vested based on the restated financial results. We expect to modify the policy upon the issuance of final regulations by the SEC under the applicable provisions of the Dodd-Frank Act.

A copy of our Incentive Compensation Recovery Policy is available by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” then “Corporate Governance,” and “Incentive Compensation Recovery Policy.”

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) generally disallows an income tax deduction to public companies for annual compensation in excess of $1 million paid to our principal executive officer and the three other most highly compensated named executive officers (excluding the principal financial officer). Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. While the Compensation Committee considers the effect of this rule in developing and implementing our compensation program, in order to preserve the Committee's flexibility, we have not adopted a policy that all compensation must qualify as “performance-based” under Section 162(m).

REPORT OF THE EXECUTIVE COMPENSATION AND PERSONNEL POLICIES COMMITTEE
The Executive Compensation and Personnel Policies Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2014 Annual Report on Form 10-K.

The Committee Members

Lawrence S. Peiros, Chair
Charles P. Grenier
Gregory L. Quesnel
John S. Moody

Jerome C. Knoll served on our Executive Compensation and Personnel Policies Committee until his retirement from the Board at our annual meeting of stockholders on May 5, 2014.

EXECUTIVE COMPENSATION TABLES

2014 Compensation

2014 Summary Compensation Table
The table below sets forth information regarding the compensation for each of our named executive officers for the years 2014, 2013 and 2012. The information contained in the Summary Compensation Table should be viewed together with the “2014 Grants of Plan-Based Awards” table, which includes target levels for annual incentive awards and long-term performance share awards, to obtain the most accurate representation of annual and long-term incentive compensation elements and the total compensation provided to our named executive officers.

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation($)(5)	Total ($)
Michael J. Covey	2014	770,577	—	1,724,460	775,000	359,481	74,535	3,704,053
Chairman and	2013	744,889	—	2,338,555	1,000,000	—	73,479	4,156,923
Chief Executive Officer	2012	715,020	—	1,090,886	1,001,000	964,025	60,003	3,830,934

Eric J. Cremers	2014	512,115	—	638,755	376,700	409,483	51,080	1,988,133
President and	2013	490,577	—	866,364	700,000	54,506	39,656	2,151,103
Chief Operating Officer	2012	442,558	—	368,280	450,000	199,023	37,779	1,497,640

Jerald W. Richards	2014	332,875	—	356,737	159,000	—	42,005	890,617
Vice President and	2013	96,250	26,940	—	108,300	—	128,734	360,224
Chief Financial Officer	2012	—	—	—	—	—	—	—

Lorrie D. Scott	2014	281,763	—	233,032	133,200	157,634	22,404	828,033
Vice President,	2013	272,677	—	303,745	247,600	69,458	21,529	915,009
General Counsel and Corporate Secretary	2012	260,100	—	211,594	236,300	97,692	20,875	826,561

Thomas J. Temple	2014	292,294	—	233,032	60,200	197,395	23,974	806,895
Vice President,	2013	283,783	—	303,745	250,100	59,000	23,787	920,415
Wood Products and Southern Resource	2012	274,537	—	211,594	249,400	92,089	18,045	845,665
(1) Mr. Richards received a moving bonus of $26,940 in 2013.
(2) This column shows the aggregate grant date fair value, computed in accordance with FASB Topic 718, but excluding the effect of any estimated forfeitures, of performance shares (at target) and restricted stock units granted in 2012, 2013 and 2014. In accordance with FASB Topic 718, the grant date fair value reported for all restricted stock units was computed by multiplying the number of shares subject to the restricted stock unit award by the closing price of our stock on the grant date. The grant date fair values reported for performance shares were based upon the probable outcome of the TSR condition, which amounts were determined consistent with the estimate of the aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB Topic 718, excluding the effect of estimated forfeitures. The estimate of the aggregate compensation cost to be recognized over the performance period was determined by using a Monte Carlo simulation model, yielding a value of $45.57 per share for the 2014 grant, $62.78 per share for the 2013 grant and $34.24 per share for the 2012 grant. The assumptions made in connection with this estimate are discussed in Note 15 to our Financial Statements included in our 2014 Form 10-K.
(3) This column includes the cash awards under our annual incentive plan. Annual awards relating to performance in 2014 were paid in 2015 unless deferred under our Management Deferred Compensation Plan.

(4) Amounts shown represent the aggregate annual change in the actuarial present value of accumulated pension benefits under all of our defined benefit and actuarial plans. No portion of the amounts shown in this column is attributable to above market or preferential earnings on deferred compensation.
(5) 2014 amounts shown include 401(k) company match of $10,920 for Mr. Covey, $10,920 for Mr. Cremers, $10,920 for Mr. Richards, $10,920 for Ms. Scott, and $10,920 for Mr. Temple, allocations under the 401(k) Plan Supplemental Benefit portion of our Salaried Supplemental Benefit Plan II $63,444 for Mr. Covey, $39,989 for Mr. Cremers, $13,045 for Mr. Richards, $11,313 for Ms. Scott, and $12,883 for Mr. Temple, and premiums paid for life and accidental death and dismemberment insurance.

Grants of Plan-Based Awards for 2014
The table below provides information regarding 2014 grants of annual and long-term incentive awards for the named executive officers, including the range of estimated possible payouts under our annual incentive plan and estimated future payouts under our performance share program and the grant date fair value of restricted stock units. The following table excludes any dividend equivalents that may become payable with respect to the awards.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)(#)	Grant Date Fair Value ($)(4)
		Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)
Michael J. Covey	2/13/2014				9,461	37,842	75,684		1,724,460
		96,875	775,000	3,100,000
Eric J. Cremers	2/13/2014				3,504	14,017	28,034		638,755
		45,063	360,500	1,442,000
Jerald W. Richards	2/13/2014				1,516	6,065	12,130		276,382
	2/13/2014							2,021	80,355
		20,922	167,375	669,500
Lorrie D. Scott	2/13/2014				991	3,962	7,924		180,548
	2/13/2014							1,320	52,483
		15,938	127,508	510,030
Thomas J. Temple	2/13/2014				991	3,962	7,924		180,548
	2/13/2014							1,320	52,483
		16,534	132,273	529,092

(1) Actual amounts paid under our annual incentive plan for performance in 2014 were paid in February 2015 (unless deferred under our Management Deferred Compensation Plan), and are reflected in the 2014 Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Awards granted under our annual incentive plan range from zero to 2.0 times target, based on performance for the year. The amounts shown are for target performance. To show the lowest and highest awards available, the amounts shown for threshold assume .25 times target and those for maximum assume 2.0 times target. The annual incentive plan is described in "Compensation Discussion and Analysis" on pages 28 to 30.

(2) Amounts shown represent the threshold, target and maximum performance shares for the 2014-2016 performance period. Performance shares are granted at target performance level. The performance share program is described in "Compensation Discussion and Analysis" on pages 31 and 32.

(3) This column includes Restricted Stock Units (RSUs) granted in 2014 that vest on December 31 immediately preceding the third anniversary of the grant date unless the officer's employment with the company is terminated for any reason other than death, disability or retirement or in connection with a Change in Control. See "Potential Payments upon Termination or Termination Following a Change in Control."

(4) The grant fair value of the restricted stock units has been calculated using the closing price of our common stock on the grant date (February 13, 2014) of $39.76. The grant date fair value of the performance shares awards has been calculated based on the probable outcomes of the TSR condition as of the grant date, consistent with FASB topic 718, yielding a value of $45.47 per performance share.

Current Equity Holdings

2014 Outstanding Equity Awards at Fiscal Year-End
The table below sets forth information regarding the outstanding unvested or unearned stock awards held by the named executive officers as of December 31, 2014. The market value of unvested stock awards is based on the closing stock price of company common stock of $41.87 on December 31, 2014, the last trading day of the year.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(#)(1)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael J. Covey
Performance Share Grant (2013-2015)			39,774	1,665,355
Performance Share Grant (2014-2016)			78,392	3,282,275
Eric J. Cremers
Performance Share Grant (2013-2015)			14,735	616,964
Performance Share Grant (2014-2016)			29,037	1,215,783
Jerald W. Richards
Restricted Stock Units (2013) (5)	3,368	141,035
Performance Share Grant (2014-2016)			12,564	526,056
RSU Grant (2014-2016) (7)	2,093	87,647
Lorrie D. Scott
Performance Share Grant (2013-2015)			4,164	174,359
Performance Share Grant (2014-2016)			8,208	343,649
RSU Grant (2013-2015) (6)	1,388	58,120
RSU Grant (2014-2016) (7)	1,367	57,246
Thomas J. Temple
Performance Share Grant (2013-2015)			4,164	174,359
Performance Share Grant (2014-2016)			8,208	343,649
RSU Grant (2013-2015) (6)	1,388	58,120
RSU Grant (2014-2016) (7)	1,367	57,246
(1) Number of restricted stock units granted, plus dividend equivalents through December 31, 2014. Dividend equivalents were calculated using the closing price of our common stock on the dividend payment date.

(2) Value of restricted stock units calculated using the $41.87 per share closing price of our common stock on December 31, 2014.

(3) This column shows performance shares granted, plus dividend equivalents accrued through December 31, 2014. Dividend equivalents were calculated using the closing price of our common stock on the dividend payment date. The award grants for the 2013-2015 performance period are shown at 100% of the target grant based on actual company performance at or below target from the start of the performance period thats end on December 31, 2015. The award grants for the 2013-2015 performance period are shown at 200% of the target grant based on actual company performance at or above target performance period that ends on December 31, 2016. The actual number of shares that could be issued upon settlement of these awards may be more or less than the amounts shown in the table.

(4) Value of performance shares calculated using the $41.87 per share closing price of our common stock on December 31, 2014.

(5) 100% of the shares listed will vest on August 29, 2016.

(6) 100% of the shares listed will vest on December 31, 2015.

(7) 100% of the shares listed will vest on December 31, 2016.

2014 Stock Vested Table
For the year 2014, the table below provides, for each of our named executive officers, the number of stock awards vested and the value realized due to the vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael J. Covey	37,436	1,497,440
Eric J. Cremers	12,740	509,600
Jerald W. Richards	842	35,941
Lorrie D. Scott	7,320	292,800
Thomas J. Temple	7,320	292,800

(1) This column shows the gross number of performance shares earned for the performance period 2012-2014, plus dividends accrued during the performance period. During the performance period, the company's annualized TSR for the 2012-2014 performance period was 14.5%, which ranked the company 5.5% above the median performance of the company's forest products industry peers during the performance period, and the company’s aggregate TSR for the 2012-2014 performance period was 50.3%, which ranked the company at 40.2% compared to the S&P Midcap 400 Index Companies, resulting in a multiplier of 106.1% being applied to the target grant of performance shares. The Compensation Committee approved settlement of these performance shares in February 2015 and actual settlement occurred in the same month, which included withholding for tax purposes and the resulting receipt of fewer shares by each named executive officer than shown in the table. Additionally, this column includes restricted stock units that vested in 2014 plus dividends accrued during the vesting period. Mr. Richards joined the company in August 2013 and therefore did not receive a 2012-2014 performance share grant.

(2) The value of the performance shares was calculated using the $40.00 per share closing price of company common stock on February 12, 2015 (the date the Compensation Committee approved payment of the awards). The dividend equivalents were calculated using the closing stock price on the dividend payment dates. Restricted stock units are calculated using the market value of the underlying shares on the vesting date, including the market value of any dividend equivalents that have accrued on the underlying shares as of the vesting date. Dividend equivalents for restricted stock units are calculated using the closing price of our common stock on the dividend payment dates.

Post-Employment Compensation

2014 Pension Benefits Table
The table below shows the actuarial present value of each named executive officer's accumulated benefit payable on retirement under our tax-qualified Salaried Retirement Plan, or Retirement Plan, and under the Retirement Plan Supplemental Benefit portion of our non-qualified Salaried Supplemental Benefit Plan II, or Supplemental Plan. Effective January 1, 2011, the

company closed the Retirement Plan and the Supplemental Plan to employees hired on or after that date.

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(2)	Payments during last fiscal year ($)
Michael J. Covey	Supplemental Plan II	8.90	3,556,035	—
	Salaried Plan	8.90	354,208	—
Eric J. Cremers	Supplemental Plan II	7.46	707,973	—
	Salaried Plan	7.46	236,158	—
Jerald W. Richards (1)	Supplemental Plan II	—	—	—
	Salaried Plan	—	—	—
Lorrie D. Scott	Supplemental Plan II	4.49	216,843	—
	Salaried Plan	4.49	175,858	—
Thomas J. Temple	Supplemental Plan II	6.16	235,900	—
	Salaried Plan	6.16	255,885	—

(1) Mr. Richards joined the company in August 2013 and therefore does not participate in the Salaried Retirement Plan.

(2) The present value of accumulated benefits was computed by Milliman, Inc., the company's pension actuary, utilizing the following assumptions:

Discount rate of 4.25%;
Zero percent future salary growth;
Normal retirement age of 62 or current age, if greater (age 55 is assumed for Mr. Covey under the Supplemental Plan);
Service as of the fiscal year-end;
RP2014 Annuitant Mortality and MP 2014 Annuitant Mortality Tables; and
IRS limitations and Social Security covered compensation as of the measurement date.

Summary of Plan Benefits
Salaried and other eligible employees (including the named executive officers) generally are eligible to receive retirement benefits under the Retirement Plan. For purposes of calculating the Retirement Plan benefit, earnings generally include base salary and annual cash bonus awards or annual cash incentive awards, whichever is higher. Benefits paid under the Retirement Plan are calculated as follows:

Benefit	Benefit Available If:	Benefit Amount
Normal Retirement	Employment with company terminates after eligible employee attains age 65
Normal monthly benefit calculation Final average monthly earnings (highest consecutive 60 months of final 120 months earnings divided by 60) Multiplied by 1%. Multiplied by years of credited service Plus Portion of final average monthly earnings that exceeds the Social Security Benefit Based Multiplied by 1/2% Multiplied by years of credited service up to 35

Early Retirement	Employment with company terminates after eligible employee turns 55 and has ten or more years of vesting service	Calculate the monthly normal retirement benefit (as described above), then reduce that amount by 1/12 of 5% (5% per year) for each month the retirement age is less than age 62

Required survivor benefits are paid under the Retirement Plan. Benefits generally are paid in the form of a life annuity. Alternate annuity forms of payment are available subject to the actuarial equivalence factors used for all salaried employees in the Retirement Plan.
The benefits payable under the Retirement Plan and our Salaried 401(k) Plan, or the 401(k) Plan, are supplemented by benefits paid under the Supplemental Plan for certain salaried and other eligible employees (including the named executive officers). Benefits paid under the Supplemental Plan are calculated in accordance with the normal retirement benefit formula or early retirement formula described in the table above with respect to the Retirement Plan, taking into account the benefit that would have been paid under the Retirement Plan if:

•	the limitations imposed by the Internal Revenue Code on maximum eligible annual earnings ($260,000 in 2014) and maximum annual retirement benefits ($210,000 in 2014) did not apply; and

•	any deferred bonus awards were paid to the eligible employee in the year deferred.
From this sum, the benefit paid under the Retirement Plan is subtracted to determine the benefit paid under the Supplemental Plan.
For example, in 2014, the maximum compensation allowed under the Retirement Plan was $260,000. For an executive earning $300,000 in 2014, the Retirement Plan uses compensation of $260,000 in the benefit formula, while the Supplemental Plan uses the full $300,000, producing a higher total benefit value.
Eligible employees become vested in this Supplemental Plan on the completion of five years of vesting service. Benefits paid under the Supplemental Plan are paid beginning no later than 90 days after the date the eligible employee turns 55 or terminates employment, whichever is later and, at the eligible employee's election, in one of the annuity forms available under the Retirement Plan, except benefits with total actuarial present value of $50,000 or less are paid in a lump sum.
Mr. Covey, under a letter agreement with the company, is entitled under the Supplemental Plan to a minimum benefit of $26,800 per month payable upon his retirement on or after age 55. This benefit will be offset by the accumulated value of defined benefit retirement plan benefits paid by Mr. Covey's prior employer, and by pension benefits otherwise payable from our benefit plans. Because of this special benefit, Mr. Covey's retirement age for purposes of the calculations in the Pension Table for the Supplemental Plan was assumed to be age 55. If Mr. Covey continues to work beyond age 55, the value of this minimum benefit under Mr. Covey's letter agreement declines year by year as the value of his normal company benefits increase. The purpose of the special minimum benefit provision is to provide Mr. Covey a retirement benefit at age 55 not less than his projected benefit at age 55 from his prior employer.
Ms. Scott is currently eligible for early retirement under the Retirement Plan and the Supplemental Plan. In connection with the hiring of Ms. Scott, a special provision under the Supplemental Plan provides for full vesting and full eligibility for benefits that would normally require her to have a minimum number of years under the Supplemental Plan, Retirement Plan and 401(k) Plan. Pursuant to this provision, Ms. Scott began accruing nonforfeitable benefits as if she were fully vested under company plans immediately upon joining us and was placed in a similar vesting position to what she would have been in had she remained with her previous employer. No other benefit enhancement is provided to Ms. Scott under the Supplemental Plan, the Retirement Plan and 401(k) Plan.

2014 Nonqualified Deferred Compensation Table
The table below shows the fiscal year contributions made by and on behalf of each of the named executive officers under the 401(k) Plan Supplemental Benefit portion of the Supplemental Plan, as well as amounts deferred during the fiscal year under our Management Deferred Compensation Plan. The amounts shown for aggregate earnings, aggregate withdrawals/distributions and aggregate balance include all such amounts for these plans as well as the Supplemental Plan and certain other predecessor deferred compensation plans in which the named executive officer participates.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/Distributions($)	Aggregate Balance at Last FYE (12/31/14) ($)(3)
Michael J. Covey	—	63,444	173,397	—	4,677,862
Eric J. Cremers	—	39,989	(1,921)	—	234,269
Jerald W. Richards	—	13,045	20	—	13,064
Lorrie D. Scott	—	11,313	532	—	37,797
Thomas J. Temple	—	12,883	3,507	—	61,607

(1) Amounts shown in the Registrant Contributions column above are also included in the “All Other Compensation” column in the 2014 Summary Compensation Table.
(2) None of the Aggregate Earnings reported in this table are included in the 2014 Summary Compensation Table for the 2014 fiscal year, because they do not represent above-market or preferential earnings.
(3) The following amounts of registrant contributions in 2013 and 2012 included in the Aggregate Balance column above have been reported as compensation to the named executive officers in the Summary Compensation Tables for 2013 and 2012:

Name	2013	2012
Michael J. Covey	$62,617	$49,561
Eric J. Cremers	$28,794	$26,987
Jerald W. Richards	$0	$0
Lorrie D. Scott	$10,667	$10,177
Thomas J. Temple	$12,925	$7,458
In addition to the retirement benefits described above, the Supplemental Plan also provides supplemental benefits under the 401(k) Plan to the extent that an eligible employee has made the maximum contributions permitted under the 401(k) Plan and the eligible employee's allocations of “company contributions” are reduced under the 401(k) Plan due to Internal Revenue Code limits or because the eligible employee has deferred an award under our annual incentive plan. For years after 2004, eligible employees are credited with contributions under the Supplemental Plan equal to the difference between the amount of company contributions and allocable forfeitures actually allocated to the eligible employee under the 401(k) Plan for the year and the amount of company contributions and allocable forfeitures that would have been allocated to the eligible employee under the 401(k) Plan if the eligible employee had made “participating contributions” equal to 6% percent of his or her earnings determined without regard to the Internal Revenue Code limit on maximum eligible compensation ($260,000 in 2014) and without regard to deferral of any award otherwise payable under our annual incentive plan. Amounts credited to the Supplemental Plan on behalf of eligible employees are deemed to be invested in certain investments allowed under the 401(k) Plan.
Eligible employees become vested in this supplemental benefit upon the earliest of completion of two years of service, attainment of age 65 while an employee, or total and permanent disability. The supplemental benefits are paid in 10 or fewer annual installments or in a lump sum, at the eligible employee's election, following separation from service. Benefit payments made under the Supplemental Plan to “key employees,” as defined under the Internal Revenue Code, will be delayed for a minimum of six months following their separation date. Account balances that are equal to less than the annual 401(k) contribution limit ($17,500 in 2014) on the date the eligible employee separates from service are paid in a lump sum without regard to the employee's election.
Certain eligible employees, including the named executive officers, who earn awards under our annual incentive plan are permitted to defer receipt of those awards. These employees may defer receipt of a minimum of 50% and a maximum of 100% of the award pursuant to rules established under our Management Deferred Compensation Plan. Eligible employees, including the named executive officers, may also defer up to 50% of their base salary under the Management Deferred Compensation Plan. At the employee's election, deferrals may be deemed invested in a stock unit account, a directed investment account with certain deemed investments available under the 401(k) Plan, or a combination of these investment vehicles. If stock units are elected, dividend equivalents are credited to the units.
At the time of his hiring, Mr. Covey received a grant of restricted stock units to replace the value of certain earned incentives that would have been available to him from his former employer. Pursuant to the terms of this grant, which vested in 2009, Mr. Covey elected to defer receipt of 44,818 shares. He was allocated 44,818 stock units in a deferral account maintained by us. The stock units are credited with dividend equivalents and will be settled in shares of company common stock upon his termination of employment.
Potential Payments Upon Termination or Termination Following a Change in Control
Severance Program for Executive Employees. The Severance Program for Executive Employees, or Severance Program, provides severance benefits to our named executive officers and certain other officers and certain executive employees. Benefits are payable under the Severance Program both in connection with a termination of the executive officer's employment with us and in connection with a separation of employment following a change in control.
Termination Other Than in Connection with Change in Control, Retirement, Death or Disability. The following table sets forth the severance benefits payable to each of our named executive officers under the Severance Program if the named executive officer's employment is terminated in the circumstances described below. No benefits are payable if the termination of service is voluntary or for cause, and a separate set of provisions apply when termination is a result of retirement, death or disability. The following table assumes the termination of employment occurred on December 31, 2014.

Name	Cash Severance Benefit ($)(1)	Pro-Rata Annual Bonus($)(2)	Value of Equity Acceleration ($)(3)	Benefit Continuation ($)(4)	Total ($)
Michael J. Covey	775,000	—	—	17,172	792,172
Eric J. Cremers	515,000	—	—	17,172	532,172
Jerald W. Richards	334,750	—	—	17,172	351,922
Lorrie D. Scott	283,350	—	—	11,400	294,750
Thomas J. Temple	293,940	—	—	17,172	311,112

(1) The executive officers receive severance benefits pursuant to the Severance Program
(2) Under the Annual Incentive Plan, if the executive is not employed by the company on the date of the award payout (February 2015), for reasons other than death, disability or retirement the annual incentive plan award payout is forfeited.
(3) Unvested performance shares and restricted stock units will be forfeited outside of a change in control, death, disability or retirement termination.
(4) The executive officers receive a lump sum cash benefit in consideration of future health needs pursuant to the Severance Program.

Under the Severance Program, basic severance benefits generally are payable to each eligible employee when his or her employment terminates in the following circumstances:

•	involuntary termination of the employee's employment for any reason other than death, disability or misconduct;

•
the subsidiary employing the employee ceases to be a participating company in the Severance Program due to a sale to a third party or a spin-off of the subsidiary, in a transaction that is also a change in ownership or effective control of Potlatch Corporation or a change in ownership of a substantial portion of Potlatch Corporation's assets (but no benefits are payable if the employee continues employment with or is offered the same or better employment terms by the purchaser or spun-off company, and the purchaser or spun-off company maintains a severance plan that is equivalent in all material respects to the Severance Program); or

•	separation from service by the employee within 24 months

▪	of a material reduction in his or her authority or responsibility,

▪	of a material reduction in his or her base salary,

▪	of being required to relocate his or her principal place of business to a place that is 50 miles or more from the prior principal place of business, or

▪
of a material reduction in his or her benefits under cash or equity-based incentive plans, as compared to all other similarly situated employees unless the reduction applies to all similarly situated employees.

Upon the occurrence of any of the events described above, (which expressly excludes a termination by the employee outside of the reasons noted above) the following basic severance benefits are payable to the named executive officers:

•	Cash Severance Payment A cash payment equal to three weeks of the executive officer's base compensation for each full year of service. The minimum cash benefit is twelve months of base compensation.

•	Unused and Accrued Vacation Payment of the executive officer's unused and accrued vacation.

•	Benefits Payment A cash benefit in consideration of future health care needs (i.e., medical and dental) in an amount equal to the total monthly premium for such coverage times 12.

•	Outplacement Services Reimbursement for up to 12 months of expenses incurred for outplacement services.
Termination of an employee's employment (for reasons other than in connection with a change in control or upon death, disability or retirement) will result in the automatic termination of any unvested performance shares and restricted stock units.
No basic severance benefits are payable under the Severance Program in connection with an eligible employee's termination generally if (1) the employee separates from service on or after his or her normal retirement date, (2) during the two-year period immediately before retirement, the employee is an eligible employee under the Severance Program, and (3) the employee is entitled to benefits under the Retirement Plan, the 401(k) Plan (excluding benefits representing employee contributions) and the Supplemental Plan which, when converted into a straight life annuity, equal to at least $44,000 in the aggregate. The Severance Program document also states that no severance benefits will be payable if the eligible employee is receiving long-term or permanent disability benefits under the company's disability income plan.
Termination Following a Change in Control. The following table sets forth the severance benefits payable to each of our named executive officers under the Severance Program upon a termination of employment in connection with a change in control. The following table assumes the termination of employment and a change in control each occurred on December 31, 2014.

Name	Cash Severance Benefit ($)(1)	Pro-Rata Annual Bonus ($)(2)	Value of Equity Acceleration ($)(3)	Benefit Continuation($)(4)	Enhancement of Retirement Benefits ($)(5)	Total ($)
Michael J. Covey	4,650,000	775,000	3,306,492	17,172	—	8,748,664
Eric J. Cremers	2,188,750	360,500	1,224,855	17,172	—	3,791,277
Jerald W. Richards	1,255,313	167,375	526,969	17,172	39,817	2,006,646
Lorrie D. Scott	1,027,144	127,508	461,550	11,400	—	1,627,602
Thomas J. Temple	1,065,533	132,273	461,550	17,172	—	1,676,528

(1) Mr. Covey receives a severance benefit equal to 3 times the sum of his base salary and target annual cash incentive award. The other executive officers receive severance benefits equal to 2.5 times the sum of their respective base salaries and target annual cash incentive awards.
(2) All executive officers would be entitled to a payment of the pro-rata portion of their annual cash incentive awards, based on the company's actual performance. As the termination event would occur on December 31, 2014, we have shown the full year target annual cash incentive award.
(3) The Equity Acceleration column is comprised of the realizable value (i) upon acceleration of unearned performance share awards which for the 2013-2015 performance period only require a "single trigger," or change in control, to occur for settlement to be due of the target performance share award, and (ii) upon acceleration of vesting of unearned performance share awards for the 2014-2016 performance period and acceleration of vesting of restricted stock unit awards, which require a "double trigger," or a change in control coupled with an involuntary loss of employment or voluntary termination of employment for Good Reason (as defined in the Plan document) within one month prior to or two years after the change in control for settlement to be due. All equity awards have been calculated using the company's closing stock price on December 31, 2014 of $41.87.
(4) The executive officers receive a lump sum cash benefit in consideration of future health needs pursuant to the severance program.
(5) In the case of Mr. Richards, this amount reflects the immediate vesting of the unvested portion of his Defined Contribution Plan Account.
Under the Severance Program, benefits are payable to each of our named executive officers upon termination following a change in control. Unless the Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between a participant and us, a change in control of the company generally means the occurrence of any of the following events:

Consummation of a merger or consolidation involving the company (excluding any transaction where following such transaction,

◦
all or substantially all of the individuals and entities who were the beneficial owners of the then outstanding shares of common stock of the company and the then outstanding voting securities of the company entitled to vote generally in the election of directors immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of such securities of the successor company,

◦
no person (other than the successor company or any employee benefit plan sponsored or maintained by the company or any of its subsidiaries or the successor company) beneficially owns, directly or indirectly, 30% or more of such securities (excluding ownership resulting from ownership of such securities immediately prior to the transaction), or

◦
at least a majority of the members of the board of directors of the successor company were members of the Board of Directors at the time of the execution of the initial agreement providing for, or of the action of the Board of Directors to approve, such transaction); or

•
Individuals who as of May 6, 2013 constitute the Board of Directors (or whose later nomination or election to the Board of Directors was not approved by at least a majority of such incumbent directors or who was initially nominated as a result of an actual or threatened election contest, solicitation of proxies or consents, or other action by, or on behalf of any person other than the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors subsequent to May 6, 2013; or

•
Any person acquires beneficial ownership of 30% or more of either the outstanding shares of common stock of the company or the outstanding voting securities of the company entitled to vote generally in the election of directors (excluding any acquisition by the company, any employee benefit plan (or related trust) sponsored or maintained by the company, or corporation pursuant to a transaction that would be excluded from the definition of a merger or consolidation noted above; or

•	Consummation of the sale, lease or exchange of all or substantially all of the assets of the company.
Upon a change in control, the performance period for outstanding unvested performance share awards for the 2013-2015 performance period will be deemed concluded on the effective date of the change of control, and target awards will be deemed payable and dividend equivalents will be calculated on the target award. Upon a change in control, the performance period for outstanding unvested performance share awards for the 2014-2016 performance period will be deemed concluded on the effective date of the change of control, and target awards of such performance shares plus dividend equivalents will be converted to restricted stock that vests at the end of the 2014-2016 performance period.
In addition, other change in control benefits are payable to our named executive officers if, within two years following a change in control, one of the following events occurs:

•	involuntary termination of the employee's employment for any reason other than death, disability or misconduct;

•
the company employing the employee ceases to be a participating company in the Severance Program due to a sale to a third party or a spin-off of the company, in a transaction that is also a change in ownership or effective control of Potlatch Corporation or a change in ownership of a substantial portion of Potlatch Corporation's assets (but no benefits are payable if the employee continues employment with or is offered the same or better employment terms by the purchaser or spun-off company, and the purchaser or spun-off company maintains a severance plan that is equivalent in all material respects to the Severance Program);

•	separation from service by the employee within 24 months

▪	of a material reduction in his or her authority or responsibility,

▪	of a material reduction in his or her base salary,

▪	of being required to relocate his or her principal place of business to a place that is 50 miles or more from the prior principal place of business, or

▪
of a material reduction in his or her benefits under cash or equity-based incentive plans, as compared to all other similarly situated employees unless the reduction applies to all similarly situated employees.

Upon the occurrence of any of the events described above within two years following a change of control, the following change of control severance benefits are payable to our named executive officers:

•
Cash Severance Payment. A cash benefit equal to the employee's base compensation plus his or her base compensation multiplied by his or her standard bonus percentage, determined as of the date of the change in control or the effective date the employee separates from service, whichever produces the larger amount, multiplied by 3 with respect to our Chief Executive Officer, and 2.5 with respect to all other eligible executive officers;

•
Prorated Annual Incentive Award. A cash bonus under our annual incentive plan for the fiscal year of termination, determined based on the executive officer's target or standard bonus and prorated for the number of months during the fiscal year in which the employee was employed;

•	Benefits Payment. A cash benefit in consideration of future health care needs (i.e., medical and dental) in an amount equal to the total monthly premium for such coverage times 12;

•	Outplacement Services. Reimbursement of up to 12 months of expenses incurred for outplacement services;

•
Enhancement of Retirement Benefits. A lump sum cash benefit equal to the value of the unvested portion, if any, of the employee's 401(k) account and the unvested portion of the employee's “401(k) plan supplemental benefit” account under the Supplemental Plan. A lump sum cash benefit equal to the present value of the employee's “normal retirement benefit” and “retirement plan supplemental benefit” determined under the Retirement Plan and the Supplemental Plan, respectively, if the employee is not entitled to a vested benefit under the Retirement Plan at the time he or she separates from service; and

•
Vesting of Restricted Stock Units. All unvested restricted stock units awarded upon conversion of outstanding performance share awards or awarded at least six months prior to the change in control shall become immediately vested upon the employee's termination.

Benefits Protection Trust Agreement. We have entered into a Benefits Protection Trust Agreement, or Trust, which provides that in the event of a change in control the Trust will become irrevocable and within 30 days of the change in control we will deposit with the trustee enough assets to ensure that the total assets held by the Trust are sufficient to cover any anticipated trust expenses and to guarantee payment of the benefits payable to our employees under the Supplemental Plan; the Management Performance Award Plan and Management Performance Award Plan II (predecessor plans to our current annual incentive plan); the Annual Incentive Plan (our current annual incentive plan); the Severance Program; the Management Deferred Compensation Plan; the Deferred Compensation Plan for Directors; the Deferred Compensation Plan for Directors II; the Directors' Retirement Plan; the Severance Program; Mr. Covey's letter agreement relating to retirement benefits; and certain agreements between us and certain of our former employees. At least annually after the initial funding of the Trust, an actuary will be retained to re-determine the benefit commitments and expected fees. If the Trust assets do not equal or exceed 110% of the re-determined amount, then we are, or our successor is, obligated to deposit additional assets into the Trust.
Potential Payments Upon Termination in Connection with Retirement, Death or Disability. The following table summarizes the value as of December 31, 2014, of annual incentive plan awards, the number and value of performance shares that our named executive officers would be entitled to receive at the end of the applicable performance periods, and the number and value of restricted stock units for which vesting would have been accelerated, assuming the respective officer's employment terminated on December 31, 2014, in connection with death, disability or retirement.

Name	Pro-Rata Annual Bonus ($)(1)	Pro-Rated Number of Shares Issued at End of Performance Period (#)(2)	Value of Performance Shares as of December 31, 2014 ($)	Accelerated Number of RSUs (#)(3)	Value of RSUs as of December 31, 2012 ($)(4)	Total ($)
Michael J. Covey	775,000	39,582	1,657,282	—	—	2,432,282
Eric J. Cremers	360,500	14,663	613,939	—	—	974,439
Jerald W. Richards	167,375	2,094	87,676	2,569	107,569	362,619
Lorrie D. Scott	127,508	4,144	173,514	1,381	57,828	358,850
Thomas J. Temple	132,273	4,144	173,514	1,381	57,828	363,616
(1) All executive officers are entitled to a payment of the pro-rata portion of their annual cash incentive award, based on the company's actual performance. As the termination event would occur on December 31, 2014, we have shown the full year actual annual cash incentive award.
(2) Performance share awards for the 2013-2015 and 2014-2016 performance periods are paid out on a pro-rata basis, based on "actual" performance. Actual performance may range from 0% to 200%. We have illustrated these awards, on a pro rata basis, assuming target performance, as these awards are mid-cycle. The number of shares represented in this column includes dividend equivalents through December 31, 2014. Mr. Richards joined the company in August 2013 and therefore did not receive performance share grants for the 2013-2015 performance period.
(3) The number of restricted stock units, or RSUs, shown in this column reflects the accelerated vesting of RSUs pursuant to the terms of the RSU award grant agreements. The number of shares represented in this column includes dividend equivalents through December 31, 2014. RSUs that vested during 2014 pursuant to the regular vesting schedule for such RSU awards are reflected in the 2014 Stock Vested Table above.
(4) The amounts shown in this column were calculated using the company's closing stock price on December 31, 2014 of $41.87.
Annual Incentive Plan. Under our annual incentive plan, upon the death or disability of an employee, the employee or his or her beneficiary or estate, is entitled to a pro rata portion of the employee's target annual cash incentive award.
Long-Term Equity Incentive Plan. If an employee's employment terminates during the performance period because of retirement, disability or death, the employee, or his or her beneficiary, is entitled to a prorated number of the performance shares subject to the award. The prorated number of performance shares earned is determined at the end of the performance period based on the ratio of the number of completed calendar months the employee is employed during the performance period to the total number of months in the performance period. The prorated number of performance shares, plus dividend equivalents equal to the cash distributions that would have been paid on the shares earned had the employee owned the shares during the three-year period, are paid at the end of the applicable performance period. With respect to restricted stock units, if the employee's employment terminates because of retirement, disability or death, and the vesting of the employee's restricted stock units is to occur in its entirety as of a single date, the employee, or his or her beneficiary, will be entitled to a pro rata portion of the restricted stock units. If the vesting is to occur ratably, such as 20%, 20% and 60% over a three-year period, the employee, or his or her beneficiary, will receive the already vested restricted stock units as well as the next tranche of restricted stock units scheduled to vest.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We recommend a vote FOR this proposal.
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement.
As described under the heading “Compensation Discussion and Analysis,” commencing on page 21, our key compensation objectives are to recruit, motivate and retain talented and experienced executives, ensure our incentive compensation is aligned with short-term and long-term company performance and align our employees’ interests with those of our stockholders. Our executive compensation programs are designed to provide all of our executives a fair and competitive incentive-based compensation package that is tied to the performance of both the individual and the company. We target our compensation levels to be at, or near, the median compensation paid by other comparable companies in our industry. A significant portion of total compensation for our senior executives is at risk and dependent on the achievement of target levels of performance. In addition, in order to maintain fiscal discipline, incentive compensation includes thresholds and caps. We urge stockholders to read the “Compensation Discussion and Analysis” for a more detailed discussion of our executive compensation programs and how they reflect our philosophy and are linked to company performance.
We are asking our stockholders to approve our named executive officer compensation as described in this proxy statement by voting “FOR” the following advisory resolution at the Annual Meeting:
RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the “Compensation Discussion and Analysis," the “Summary Compensation Table” and the related compensation tables, notes and narratives in the company’s proxy statement for the 2015 Annual Meeting of Stockholders.
The say-on-pay vote is advisory, and therefore not binding on the company, the Compensation Committee or our Board of Directors. However, our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future executive compensation decisions.
Our Board of Directors has adopted a policy providing for an annual say-on-pay vote. Unless the Board modifies this policy, the next say-on-pay vote will be held at our 2016 annual meeting of stockholders.

GENERAL INFORMATION

Stockholder Proposals for 2016

We anticipate that the next Annual Meeting of Stockholders will be held in May of 2016. In order to be considered for inclusion in our 2016 proxy statement, stockholder proposals must comply with SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials and must be submitted in writing to: Office of the Corporate Secretary, Potlatch Corporation, 601 West First Ave., Suite 1600, Spokane, WA 99201. Proposals must be received on or prior to December 3, 2015.

Our Bylaws require that any stockholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2016 annual meeting (other than a stockholder proposal submitted for inclusion in our 2016 proxy statement) must provide notice of such business to the Office of the Corporate Secretary at the address above not earlier than January 5, 2016 and not later than the close of business on February 4, 2016. Proposals should include the information set forth in our Bylaws. A copy of our Bylaws is available for downloading or printing by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” and then “Corporate Governance.”

Other Information

We will make available to a stockholder, free of charge, any of the following documents at the stockholder’s request:

Filings with the Securities and Exchange Commission

•	Annual Reports on Form 10-K

•	Quarterly Reports on Form 10-Q

•	Current Reports on Form 8-K

•	Registration Statements

•	Beneficial Ownership Reports for Directors and Executive Officers
Charter Documents

•	Amended and Restated Bylaws

•	Second Restated Certificate of Incorporation
Committee Charters

•	Audit Committee Charter

•	Executive Compensation and Personnel Policies Committee Charter

•	Finance Committee Charter

•	Nominating and Corporate Governance Committee Charter

Governance Documents

•	Corporate Conduct and Ethics Code

•	Corporate Governance Guidelines

•	Director Nomination Policy

•	Audit Committee Pre-approval Policy

•	Officer Stock Ownership Guidelines

•	Related Person Transactions Policy

•	Audit Committee Hiring Policy

•	Audit Committee Independence and Financial Expert Policy

•	Securities Law Compliance and Insider Trading Policy

•	Director Independence Policy

•	Director Stock Ownership Guidelines

•	Incentive Compensation Recovery Policy

These documents are available for downloading or printing by going to our public web site at www.potlatchcorp.com, and selecting “Investor Resources,” and then “Corporate Governance.” You may also submit a request for printed copies by email to investorinfo@potlatchcorp.com or by mail to the following address:

Potlatch Corporation
Attn: Corporate Secretary
601 West First Ave., Suite 1600
Spokane, WA 99201